EXHIBIT 4.1

`

PGT INNOVATIONS, INC.,

and

U.S. Bank National Association,
as Trustee

INDENTURE

Dated as of September 24, 2021

4.375% Senior Notes due 2029

TABLE OF CONTENTS

Page

ARTICLE One

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.	Definitions.1
SECTION 1.02.	Other Definitions.34
SECTION 1.03.	Concerning the TIA.35
SECTION 1.04.	Rules of Construction.35
SECTION 1.05.	Acts of Holders.35
SECTION 1.06.	Limited Condition Transactions.37
SECTION 1.07.	Certain Compliance Calculations.38

ARTICLE Two

THE NOTES

SECTION 2.01.	Form and Dating.39
SECTION 2.02.	Execution and Authentication.41
SECTION 2.03.	Registrar and Paying Agent.41
SECTION 2.04.	Paying Agent to Hold Assets in Trust.42
SECTION 2.05.	Holder Lists.42
SECTION 2.06.	Transfer and Exchange.42
SECTION 2.07.	Replacement Notes.43
SECTION 2.08.	Outstanding Notes.43
SECTION 2.09.	Treasury Notes.44
SECTION 2.10.	Temporary Notes.44
SECTION 2.11.	Cancellation.44
SECTION 2.12.	Defaulted Interest.44
SECTION 2.13.	CUSIP Number.45
SECTION 2.14.	Deposit of Moneys.45
SECTION 2.15.	Book-Entry Provisions for Global Notes.45
SECTION 2.16.	Special Transfer Provisions.46

ARTICLE Three

REDEMPTION

SECTION 3.01.	Notices to Trustee.48
SECTION 3.02.	Selection of Notes to Be Redeemed.48
SECTION 3.03.	Notice of Optional Redemption.49
SECTION 3.04.	Effect of Notice of Redemption.50
SECTION 3.05.	Deposit of Redemption Price.50
SECTION 3.06.	Notes Redeemed in Part; Involuntary Redemptions.51

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SECTION 3.07.	Optional Redemption.51

ARTICLE Four

COVENANTS

SECTION 4.01.	Payment of Notes.52
SECTION 4.02.	Maintenance of Office or Agency.52
SECTION 4.03.	Corporate Existence.53
SECTION 4.04.	Payment of Taxes.53
SECTION 4.05.	[Reserved].53
SECTION 4.06.	Compliance Certificate; Notice of Default.53
SECTION 4.07.	[Reserved].54
SECTION 4.08.	Waiver of Stay, Extension or Usury Laws.54
SECTION 4.09.	Change of Control.54
SECTION 4.10.	Incurrence of Indebtedness and Issuance of Preferred Stock.56
SECTION 4.11.	Restricted Payments.61
SECTION 4.12.	Liens.66
SECTION 4.13.	Asset Sales.67
SECTION 4.14.	Transactions with Affiliates.70
SECTION 4.15.	Dividend and Other Payment Restrictions Affecting Subsidiaries.72
SECTION 4.16.	Additional Subsidiary Guarantees.74
SECTION 4.17.	[Reserved].74
SECTION 4.18.	Reports to Holders.74
SECTION 4.19.	Designation of Restricted and Unrestricted Subsidiaries.75
SECTION 4.20.	[Reserved].76
SECTION 4.21.	Suspension of Covenants.76

ARTICLE Five

SUCCESSOR CORPORATION

SECTION 5.01.	Merger, Consolidation, or Sale of Assets.77

ARTICLE Six

DEFAULT AND REMEDIES

SECTION 6.01.	Events of Default.79
SECTION 6.02.	Acceleration.83
SECTION 6.03.	Other Remedies.84
SECTION 6.04.	Waiver of Past Defaults.84
SECTION 6.05.	Control by Majority.84
SECTION 6.06.	Limitation on Suits.84
SECTION 6.07.	Rights of Holders to Receive Payment.85
SECTION 6.08.	Collection Suit by Trustee.85
SECTION 6.09.	Trustee May File Proofs of Claim.85

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SECTION 6.10.	Priorities.86
SECTION 6.11.	Undertaking for Costs.86

ARTICLE Seven

TRUSTEE

SECTION 7.01.	Duties of Trustee.86
SECTION 7.02.	Rights of Trustee.88
SECTION 7.03.	Individual Rights of Trustee.89
SECTION 7.04.	Trustee’s Disclaimer.89
SECTION 7.05.	Notice of Default.90
SECTION 7.06.	[Reserved].90
SECTION 7.07.	Compensation and Indemnity.90
SECTION 7.08.	Replacement of Trustee.91
SECTION 7.09.	Successor Trustee by Merger, Etc.92
SECTION 7.10.	Eligibility; Disqualification.92
SECTION 7.11.	Preferential Collection of Claims Against the Issuer.92

ARTICLE Eight

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.	Termination of the Issuer’s Obligations.92
SECTION 8.02.	Legal Defeasance and Covenant Defeasance.94
SECTION 8.03.	Conditions to Legal Defeasance or Covenant Defeasance.95
SECTION 8.04.	Application of Trust Money.96
SECTION 8.05.	Repayment to the Issuer.96
SECTION 8.06.	Reinstatement.97

ARTICLE Nine

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.	Without Consent of Holders.97
SECTION 9.02.	With Consent of Holders.98
SECTION 9.03.	[Reserved].99
SECTION 9.04.	[Reserved].100
SECTION 9.05.	Revocation and Effect of Consents.100
SECTION 9.06.	Notation on or Exchange of Notes.100
SECTION 9.07.	Trustee to Sign Amendments, Etc.100

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ARTICLE Ten

[RESERVED]

ARTICLE Eleven

SUBSIDIARY GUARANTEE

SECTION 11.01.	Unconditional Guarantee.101
SECTION 11.02.	[Reserved].102
SECTION 11.03.	Limitation on Guarantor Liability.102
SECTION 11.04.	Execution and Delivery of Subsidiary Guarantee.102
SECTION 11.05.	Release of a Guarantor.103
SECTION 11.06.	Waiver of Subrogation.104
SECTION 11.07.	Immediate Payment.104
SECTION 11.08.	No Set-Off.104
SECTION 11.09.	Guarantee Obligations Absolute.104
SECTION 11.10.	Guarantee Obligations Continuing.104
SECTION 11.11.	Guarantee Obligations Not Reduced.105
SECTION 11.12.	Guarantee Obligations Reinstated.105
SECTION 11.13.	Guarantee Obligations Not Affected.105
SECTION 11.14.	Waiver.106
SECTION 11.15.	No Obligation to Take Action Against the Issuer.107
SECTION 11.16.	Dealing with the Issuer and Others.107
SECTION 11.17.	Default and Enforcement.107
SECTION 11.18.	Amendment, Etc.107
SECTION 11.19.	[Reserved]108
SECTION 11.20.	Costs and Expenses.108
SECTION 11.21.	No Waiver; Cumulative Remedies.108
SECTION 11.22.	No Defense, Offset or Counterclaim.108
SECTION 11.23.	Severability.108
SECTION 11.24.	Successors and Assigns.108

ARTICLE Twelve

MISCELLANEOUS

SECTION 12.01.	[Reserved].109
SECTION 12.02.	Notices.109
SECTION 12.03.	Communications by Holders with Other Holders.110
SECTION 12.04.	Certificate and Opinion as to Conditions Precedent.110
SECTION 12.05.	Statements Required in Certificate or Opinion.111
SECTION 12.06.	Rules by Trustee, Paying Agent, Registrar.111
SECTION 12.07.	Legal Holidays.111
SECTION 12.08.	Governing Law.111
SECTION 12.09.	No Adverse Interpretation of Other Agreements.111

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SECTION 12.10.	No Recourse Against Others.112
SECTION 12.11.	Successors.112
SECTION 12.12.	Counterpart Originals.112
SECTION 12.13.	Severability.112
SECTION 12.14.	USA PATRIOT Act.112
SECTION 12.15.	Waiver of Jury Trial.112
SECTION 12.16.	Consent to Jurisdiction and Service.113

SignaturesS-1

Exhibit A	-Form of Note
Exhibit B	-Form of Legends
Exhibit C	-Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit D	-Form of Certificate to be Delivered in Connection with Transfers to IAIs
Exhibit E	-Form of Supplemental Indenture Related to the Subsequent Subsidiary Guarantors

Note:	This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

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INDENTURE dated as of September 24, 2021 among PGT INNOVATIONS, INC. (the “Company” or the “Issuer”), the Guarantors then party hereto and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

The Issuer has duly authorized the creation of an issue of 4.375% Senior Notes due 2029 and, to provide therefor, the Issuer has duly authorized the execution and delivery of this Indenture.  All things necessary to make the Notes (as defined herein), when duly issued and executed by the Issuer and authenticated and delivered hereunder, the valid and binding obligations of the Issuer and to make this Indenture a valid and binding agreement of the Issuer have been done.

Each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE One

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.Definitions.

Set forth below are certain defined terms used in this Indenture.

“144A Global Note” means a permanent global security in registered form in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend, each in the form set forth in Exhibit B, and deposited with or on behalf of and registered in the name of the Depositary or its nominee, representing the aggregate principal amount of Notes sold in reliance on Rule 144A under the Securities Act.

“Acquired Debt” means, with respect to any specified Person:

(1)

Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person or which is assumed by such specified Person at the time such specified Person acquires the assets of such other Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or selling its assets to, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of the Anlin Group, directly or indirectly, by the Company from the equityholders thereof pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Purchase Agreement, dated as of September 2, 2021, by and among the Issuer, Western Window Holding LLC, a newly formed Delaware limited liability company and indirect wholly owned subsidiary of the Company and Anlin

Industries, a California corporation, as amended, supplemented or otherwise modified from time to time in a manner not materially adverse to the interests of the Holders of the Notes.

“Acquisition Transactions” means the consummation of the Acquisition, the issuance of the Notes under this Indenture, the repayment of the outstanding indebtedness of the Anlin Group required to be repaid pursuant to the terms of the Acquisition Agreement, the payment of related premiums, fees and expenses and all related transactions.

“Additional Assets” means:

(1)

any property or assets used or to be used by the Company, a Restricted Subsidiary or otherwise useful in a Permitted Business (it being understood that capital expenditures, or other improvements or upgrades, with respect to property or assets already used in a Permitted Business or to replace any property or assets that are the subject of such Asset Sale shall be deemed an investment in Additional Assets); or

(2)the Capital Stock of a Person that is engaged in a Permitted Business and is or otherwise becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary of the Company.

“Additional Notes” means the Notes (other than the Notes issued on the Issue Date) issued from time to time under this Indenture in accordance with Section 2.01(e) hereof, it being understood that any Notes issued in exchange for or replacement of any Note issued on the Issue Date shall not be an Additional Note.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Agent” means any Registrar, Paying Agent or co-Registrar.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“Anlin Group” means all of the assets, properties and rights owned, used or held for use in the business, as operated by Anlin Industries, a California corporation, of manufacturing vinyl windows and doors for the replacement market and the new construction market, and all activities conducted in connection therewith (the “Business”), other than certain expressly excluded assets, and assume certain post-closing obligations to the extent relating to the Business or the purchased assets, that the Company has agreed to purchase pursuant to the Acquisition Agreement.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(a)	1.0% of the principal amount of such Note; and
(b)	the excess, if any, of:

(i)the present value at such redemption date of (x) the redemption price of such Note at October 1, 2024 (such redemption price being set forth in Section 3.07) plus (y) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Note through October 1, 2024 computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(ii)	the principal amount of such Note.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“asset” means any asset or property, whether real, personal or mixed, tangible or intangible.

“Asset Sale” means:

(a)

the sale, lease, conveyance or other disposition of any assets of the Issuer or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole (whether by merger, consolidation or otherwise) will be governed by the provisions in Section 4.09 and/or the provisions in Section 5.01 and not by the provisions of Section 4.13; or

(b)

the issuance of Equity Interests by any of the Issuer’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries or the sale of Equity Interests held by the Issuer or its Restricted Subsidiaries in any of its Unrestricted Subsidiaries.

Notwithstanding the preceding, the following shall not be deemed to be Asset Sales:

(1)

any single transaction or series of related transactions that (x) involves assets having a Fair Market Value of less than $20.0 million or (y) results in net proceeds to the Issuer and its Restricted Subsidiaries of less than $20.0 million;

(2)	a transfer of assets between or among the Issuer and/or one or more of its Restricted Subsidiaries;
(3)	an issuance of Equity Interests by, or a transfer of Equity Interests in, a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary;
(4)	disposals or replacements of equipment that has become worn-out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer and its Restricted Subsidiaries;
(5)	the sale or disposition of cash or Cash Equivalents and/or the unwinding of any hedge agreement;
(6)	the release, surrender or waiver of contract, tort or other claims of any kind as a result of the settlement of any litigation or threatened litigation;
(7)	the granting or existence of Liens (and foreclosure thereon) not in violation of this Indenture;
(8)	a Restricted Payment or a Permitted Investment that is not in violation of Section 4.11;
(9)	the lease, assignment or sublease of any real property in the ordinary course of business;
(10)	the sale, lease, assignment or sublease of any personal property in the ordinary course of business;
(11)	any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;
(12)

to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a similar business to the Issuer or any Restricted Subsidiary;

(13)	the disposition of all or substantially all of the assets of the Issuer in a manner described under Section 5.01 or any disposition that constitutes a Change of Control;
(14)

the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Subsidiaries taken as a whole;

(15)

the trade-in or replacement of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of similar replacement property;

(16)	sales of inventory in the ordinary course of business;
(17)	the issuance of directors’ qualifying shares and the issuance of shares issued to foreign nationals as and to the extent required by applicable law;
(18)

dispositions of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(19)	the sale of any property in a Sale and Leaseback Transaction within twelve months of the acquisition of such property; and
(20)

transfers or sales of receivables and Related Assets to a Receivables Entity or to any Person in connection with a Qualified Receivables Transaction or the creation of a Lien on any such receivables or Related Assets in connection with a Qualified Receivables Transaction.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended.  Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Issuer or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Bankruptcy Law” means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means (1) in the case of a corporation, the board of directors and (2) in all other cases, a body performing substantially similar functions as a board of directors.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York City are required or authorized by law or other governmental action to be closed.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	a marketable obligation, maturing within one year after issuance thereof, issued, guaranteed or insured by the government of the United States of America or an instrumentality or agency thereof;
(2)

demand deposits, certificates of deposit, eurodollar time deposits, banker’s acceptances, in each case, maturing within one year after issuance thereof, and overnight bank deposits, in each case, issued by any lender under the Senior Secured Credit Facilities, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank having capital, surplus and undivided profits of at least $500.0 million and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency;

(3)

open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P or P-2 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency;

(4)	repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

(5)

shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of the assets of which consist of the type specified in clauses (1) through (4) above.

“Change of Control” means the occurrence of any of the following:

(1)	any “person” or “group” is or becomes the Beneficial Owner, directly or indirectly, of securities representing more than 50% of the voting power of all Voting Stock of the Issuer; or
(2)

the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act); or

(3)

the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person or the parent of such surviving or transferee Person representing a majority of the voting power of all Voting Stock of such surviving or transferee Person or the parent of such surviving or transferee Person immediately after giving effect to such issuance; or

(4)	the adoption by the stockholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer.

“Clearstream” means Clearstream Banking, Sociètè Anonyme.

“Company” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, without duplication of adjustments to Consolidated Net Income:

(1)	increased by, without duplication:

(a)income taxes;

(b)Consolidated Interest Expense;

(c)depreciation, depletion, accretion expense and amortization;

(d)any non-cash charges or losses; provided that any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made;

(e)any extraordinary, unusual, non-recurring or exceptional expenses, losses or charges;

(f)any expenses relating to the Acquisition Transactions, acquisitions, Permitted Investments, Restricted Payments, recapitalizations, dispositions, issuances or repayments of indebtedness, issuances of equity securities, offerings of Capital Stock of the Issuer, sale processes, refinancing transactions or amendments or other modifications of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction whether or not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(g)proceeds from business interruption insurance (to the extent (i) actually received and (ii) not reflected as revenue or income in such statement of Consolidated Net Income);

(h)any loss (including all reasonable fees and expenses or charges relating thereto) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations;

(i)any loss (including all reasonable fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business;

(j)any non-cash loss attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”;

(k)expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to the Acquisition Transactions projected by the Issuer in good faith to result from actions with respect to which substantial steps have been or will be taken (in the good faith determination of the Issuer) within eighteen (18) months after the consummation of the Acquisition;

provided that (A) no cost savings, operating expense reductions, restructuring charges and expenses and synergies shall be added pursuant to this clause (k) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (B) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (k) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, restructuring charges and expenses and synergies; provided, further, that the aggregate amount of the add-backs set forth in this clause (k) shall not exceed (when taken together with the add-backs set forth in clause (l) below) 20% of Consolidated EBITDA (before giving effect to the add-backs set forth in this clause (k) and clause (l) below) in any four fiscal quarter period; and

(l)expected cost savings, operating expense reductions, restructuring charges and expenses and synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives and projected by the Issuer in good faith to result from actions with respect to which substantial steps have been or will be taken (in the good faith determination of the Issuer) within eighteen (18) months after such transaction or initiative is consummated; provided that (A) no cost savings, operating expense reductions, restructuring charges and expenses and synergies shall be added pursuant to this clause (l) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, and (B) projected amounts (and not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (l) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, restructuring charges and expenses and synergies; provided, further, that the aggregate amount of the add-backs set forth in this clause (l) shall not exceed (when taken together with the add-backs set forth in the preceding clause (k)) 20% of Consolidated EBITDA (before giving effect to the add-backs set forth in this clause (l) and the preceding clause (k)) in any four fiscal quarter period; and

(2)	decreased by:

(a)non-cash gains or income, including any non-cash gain attributable to the mark-to-market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Hedging Instruments”; provided, that, any non-cash gains or income shall be treated as cash gains or income in any subsequent period during which cash receipts attributable thereto are received;

(b)any extraordinary or non-recurring income or gain;

(c)any gain (including all fees and expenses or income relating thereto) attributable to business dispositions or asset dispositions, other than in the ordinary course of business; and

(d)any gain or income from abandoned, closed, disposed or discontinued operations and any gains on disposal of abandoned, closed or discontinued operations;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the Four Quarter Period ending on or prior to the Transaction Date to (y) Consolidated Fixed Charges of such Person for the Four Quarter Period.

For purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis to the incurrence, repayment or redemption of any Indebtedness of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence, repayment or redemption of other Indebtedness, other than the incurrence, repayment or redemption of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence, repayment or redemption, as the case may be, occurred on the first day of the Four Quarter Period.

In addition, Investments (including any Designation of Unrestricted Subsidiaries), Revocations, acquisitions, dispositions, mergers and consolidations that have been made by the Issuer or any of its Restricted Subsidiaries during the Four Quarter Period or subsequent to the Four Quarter Period and on or prior to the Transaction Date shall be given effect on a pro forma basis to the extent applicable, assuming that all such Investments, Revocations, acquisitions, dispositions, mergers and consolidations (and the reduction or increase of any associated Consolidated Fixed Charges, and the change in Consolidated EBITDA, resulting therefrom) had occurred on the first day of the Four Quarter Period.  If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, Revocation, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis for such period as if such Investment, Revocation, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a Person other than the Issuer or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such Guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such Guaranteed Indebtedness.

Whenever any calculation under this definition is to be made on a pro forma basis, the pro forma calculation will be determined in good faith by a responsible financial or accounting officer of the Issuer.  Any such pro forma calculation may include, without limitation, (1) adjustments calculated in accordance with Regulation S-X under the Exchange Act and (2) without duplication of any amounts otherwise included in Consolidated EBITDA, cost savings projected to be realized from any acquisition, divestiture, investment or operational initiative for which specified actions have been taken or are reasonably expected to be taken, are expected to be realized within 18 months of the date of such pro forma calculation and are reasonably identifiable and factually supportable; provided that, beginning after the first four fiscal quarters following the Issue Date, the aggregate amount of cost savings included in such pro forma calculation pursuant to this clause (3) shall not exceed 20% of the total Consolidated EBITDA for the applicable Four Quarter Period prior to giving effect to such cost savings.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio,”

(1)

interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four Quarter Period;

(2)

if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3)

notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the weighted average rate per annum during the Four Quarter Period resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(1)	Consolidated Interest Expense, plus
(2)

the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period (provided that dividends paid by the increase in liquidation preference, or the issuance, of Disqualified Capital Stock shall be valued at the amount of such increase in liquidation preference or the value of the liquidation preference of such issuance, as applicable).

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate amount of interest required to be paid or accrued by the Issuer and its Restricted Subsidiaries during such period on all indebtedness of the Issuer and its Restricted Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capital Lease Obligation, and including commitment fees, letter of credit fees, agency fees, balance deficiency fees and similar fees or expenses for such period in connection with the borrowing of money or any deferred purchase price obligation, but excluding therefrom (a) the non-cash amortization of debt issuance costs, (b) the write-off of deferred financing fees and charges in connection with the Acquisition Transactions and in connection with the Notes, in each case, that are classified as interest under GAAP and (c) any prepayment penalties or premiums.

“Consolidated Net Income” means, with respect to any Person (such Person, for purposes of this definition, the “Referent Person”), for any period, the net income (or loss) of the Referent Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication,

(1)	after-tax gains or losses on Asset Sales or other asset sales outside the ordinary course of business or abandonments or reserves relating thereto;
(2)	after-tax extraordinary gains or extraordinary losses determined in accordance with GAAP (including any fees or expenses related to the Acquisition Transactions);
(3)

the net income (but not loss) of any Restricted Subsidiary of the Referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted;

(4)

the net income or loss of any Person that is not a Restricted Subsidiary of the Referent Person except to the extent of cash dividends or distributions paid to the Referent Person or to a Wholly Owned Restricted Subsidiary of the Referent Person (subject, in the case of a dividend or distribution paid to a Restricted Subsidiary, to the limitation contained in clause (3) above);

(5)	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;
(6)

the net income of any Person earned prior to the date it becomes a Restricted Subsidiary of the Referent Person or is merged or consolidated with the Referent Person or any Restricted Subsidiary of the Referent Person;

(7)

in the case of a successor to the Referent Person by consolidation or merger or as a transferee of the Referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8)	gains or losses from the cumulative effect of any change in accounting principles, methods or interpretations;
(9)	[reserved];
(10)	gains or losses from the extinguishment of Indebtedness;
(11)

any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Acquisition Transactions or any other acquisition prior to or following the Issue Date will be excluded;

(12)

accruals and reserves that were established or adjusted within 12 months after the consummation of the Acquisition that were so required to be established as a result of the Acquisition Transactions in accordance with GAAP shall be excluded;

(13)

any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, which, without limiting the foregoing, shall include any impairment charges resulting from the application of Financial Accounting Standards Board Statements No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141;

(14)

any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its Restricted Subsidiaries; and

(15)	any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Issuer and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP as shown on the most recent consolidated balance sheet of the Issuer publicly filed or otherwise delivered to the Holders of the Notes, calculated on a pro forma basis after giving effect to any subsequent acquisition or disposition of a Person or business.

“Corporate Trust Office” means the corporate trust office of the Trustee located at Two Midtown Plaza, Suite 1050, 1349 West Peachtree Street, NW, Atlanta, Georgia 30309, Attention: Felicia H. Powell, or such other office, designated by the Trustee by written notice to the Issuer, at which at any particular time its corporate trust business shall be administered.

“Credit Facilities” means the Senior Secured Credit Facilities and one or more debt facilities or other financing arrangements (including commercial paper facilities, receivables financing or indentures) providing for revolving credit loans, term loans, letters of credit, bankers’ acceptances or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder (provided that such increase in borrowings is permitted under this Indenture), alters the maturity thereof, changes any other terms, covenants or other provisions or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or investor, or group of lenders or investors.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.16, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-Cash Consideration” means the Fair Market Value of any non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate which sets forth the Fair Market Value of the non-cash consideration at the time of its receipt and the basis for such valuation.

“Disqualified Capital Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1)

required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the principal of the Notes; or

(2)

convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the principal of the Notes.

Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “change of control” or “asset sale” will not constitute Disqualified Capital Stock if such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means (x) any public or private sale, or capital contribution, for cash of Capital Stock (other than Disqualified Capital Stock) of the Issuer other than offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering, or (y) the public or private issuance of Capital Stock or other securities by a Parent Entity or other contribution to the equity of a Parent Entity, the proceeds of which are contributed to the equity (other than through the issuance of Disqualified Stock) of the Issuer.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear sys-tem.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contribution” means Net Proceeds, or the Fair Market Value of property or assets, received by the Issuer as capital contributions to the Issuer after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Qualified Capital Stock, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Issuer and not previously included in the calculation set forth in clause (3)(b) of the first paragraph under Section 4.11 for purposes of determining whether a Restricted Payment may be made.

“Excluded Foreign Subsidiary” means, (i) any Subsidiary that is (x) a Foreign Subsidiary which is a “controlled foreign corporation” within the meaning of Section 957 of the Code (each, a “CFC”) or (y) any direct or indirect Domestic Subsidiary which owns no material assets other than the Capital Stock of one or more Subsidiaries that are CFCs (each, a “FSHCO”) or other FSHCOs and (ii) any Subsidiary of a CFC or a FSHCO.

“Excluded Subsidiary” means: (a) each Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary) and to the extent that a guarantee of the Obligations is prohibited by the organizational documents of such Subsidiary; (b) any Excluded Foreign Subsidiary; (c) any domestic captive insurance Subsidiary; (d) not-for-profit Subsidiaries; and (e) Receivables Entities.

“Existing Indebtedness” means (x) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (after giving effect to the use of proceeds from the offering of the Notes on the Issue Date as described in the Offering Memorandum under the caption “Use of Proceeds”) other than Indebtedness under the Senior Secured Credit Facilities, the Notes and Indebtedness owed to the Issuer or any of its Subsidiaries and (y) Indebtedness of the Restricted Subsidiaries of the Issuer which were members of the Anlin Group existing on the date of consummation of the Acquisition immediately after giving effect to the Acquisition Transactions.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the applicable Board of Directors, whose determination will be conclusive.

“Foreign Subsidiary” means any direct or indirect Subsidiary which is not a Domestic Subsidiary.

“Four Quarter Period” means, with respect to any measurement date, the most recent four full fiscal quarters for which financial statements are available.

“GAAP” means generally accepted accounting principles set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time; provided that the accounting for operating leases and financing or capital leases under GAAP as in effect on the Issue Date (including, without limitation, Accounting Standards Codification 840) shall apply for the purposes of determining compliance with the provisions of this Indenture, including the definition of Capital Lease Obligations and any obligations related thereto.

“Global Note” means one or more Regulation S Global Notes and 144A Global Notes.

“Global Note Legend” means the legend set forth in Exhibit B, which is required to be placed on all Global Notes issued under this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1)	each of the Restricted Subsidiaries of the Issuer that is a borrower (other than the Issuer) or guarantor under the Senior Secured Credit Facilities; and

(2)	each other Subsidiary of the Issuer, if any, that executes a Subsidiary Guarantee in accordance with the provisions of this Indenture;

and their respective successors and assigns, and in each case, until such Person is released from its Subsidiary Guarantee in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)

interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, foreign currency collar agreements, foreign currency hedging agreements or foreign currency swap agreements or other similar arrangements or agreements; and

(2)	forward contracts, commodity swap agreements, commodity option agreements or other similar agreements or arrangements.

“Holder” means the registered holder of any Note.

“IAI” means an institutional “accredited investor” (as defined Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a QIB.

“IAI Global Note” a permanent global security in registered form in the form of Exhibit A hereto, bearing the Global Note Legend and the Private Placement Legend, each in the form set forth in Exhibit B, and deposited with or on behalf of and registered in the name of the Depositary or its nominee, representing the aggregate principal amount of Notes sold to IAIs.

“incur” means to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness and “incurrence” shall have a correlative meaning.  For the avoidance of doubt, the accrual of interest, accretion or amortization of original issue discount and increase in the liquidation preference of Preferred Stock in lieu of payment of cash dividends thereon shall not be an incurrence; provided, in each case, that the amount thereof is included in Consolidated Fixed Charges of the Issuer as accrued in the respective period.  For the avoidance of doubt, Existing Indebtedness shall be deemed to have been incurred prior to the date of this Indenture.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;
(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
(3)	in respect of banker’s acceptances;
(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;
(6)	representing any Hedging Obligations;
(7)	representing any Disqualified Capital Stock of such Person and any Preferred Stock issued by a Restricted Subsidiary of such Person; or
(8)	in respect of Attributable Debt,

if and to the extent any of the preceding items (other than letters of credit, Hedging Obligations, Disqualified Capital Stock and Preferred Stock) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.  In addition, the term “Indebtedness” includes (a) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), and (b) to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount;
(2)	the maximum fixed price upon the mandatory redemption or repurchase (including upon the option of the holder), in the case of Disqualified Capital Stock of such Person;
(3)	the maximum voluntary or involuntary liquidation preferences plus accrued and unpaid dividends, in the case of Preferred Stock of a Restricted Subsidiary of such Person; and
(4)

the principal amount thereof, together with any interest thereon that is more than 30 days past due and any premium thereon if such Indebtedness is redeemable at the option of the holder at such date, in the case of any other Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Initial Purchasers” means Truist Securities, Inc., Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and BofA Securities, Inc.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  “Investment” excludes (1) extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with the trade practices of the Issuer or such Restricted Subsidiary, as the case may be, and (2) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer or any warrants, options or other rights to purchase or acquire any such Capital Stock.  If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the penultimate paragraph of Section 4.11.  Except as otherwise provided in this Indenture, the amount of any Investment shall be the original cost of such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment but less all cash distributions constituting a return of capital.

“Issue Date” means September 24, 2021.

“Issuer” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any conditional sale or other title retention agreement, any lease in the nature thereof (other than an operating lease), and any filing of any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise) whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Material Indebtedness” means Indebtedness for borrowed money in an aggregate principal amount in excess of $35.0 million (other than Indebtedness owed to the Issuer or a Restricted Subsidiary).

“Maturity Date” means October 1, 2029.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Proceeds” means (a) in respect of any Asset Sale, the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries, net of (i) the costs relating to such Asset Sale, including, without limitation, (x) legal, accounting and investment banking fees and sales commissions, (y) any relocation expenses incurred as a result thereof and (z) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements, (ii) amounts required to be applied to the repayment of Indebtedness, other than subordinated Indebtedness in connection with such Asset Sale, (iii) if the assets subject to such Asset Sale were financed by industrial revenue bonds, amounts required to be applied to the repayment of such bonds (or to the repayment of Indebtedness funded by such bonds) with the proceeds of such disposition by the terms of such bonds or such Indebtedness and (iv) amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve against any adjustment in the sale price of such asset or assets or liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pensions and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided, however, that any amounts ultimately remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Proceeds; and (b) in respect of any issuance or sale of any securities of the Issuer or any Subsidiary by the Issuer or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale, contribution or incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or incurrence and net of taxes paid or payable as a result thereof.

“Notes” means, collectively, the Issuer’s 4.375% Senior Notes due 2029 issued in accordance with Section 2.02 (whether on the Issue Date or thereafter and including, for avoidance of doubt, any Additional Notes) treated as a single class of securities under this Indenture, as amended or supplemented from time to time in accordance with the terms of this Indenture.

“Obligations” means, with respect to any Indebtedness, the principal, premium, if any, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing such Indebtedness.

“Offering Memorandum” means the offering memorandum dated September 10, 2021 relating to the Notes.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Chief Accounting Officer or the Secretary of such Person.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by any one of the following:  the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Chief Accounting Officer or the Secretary and delivered to the Trustee.

“Opinion of Counsel” means a written opinion conforming to the provisions of Section 12.05 from legal counsel who is reasonably acceptable to the Trustee.  The counsel may be an employee of or counsel to the Issuer or a Guarantor.

“Original Issue Date” means August 10, 2018.

“Parent Entity” means any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the Issuer.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means the business of the Issuer and its Restricted Subsidiaries conducted on the Issue Date after giving effect to the Acquisition and businesses ancillary or reasonably related thereto or reasonable extensions thereof.

“Permitted Investments” means:

(1)	any Investment in Cash Equivalents;
(2)	any Investment in the Issuer or any Restricted Subsidiary;
(3)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)such Person becomes a Restricted Subsidiary (including, without limitation, the Acquisition Transactions (including the payment of the purchase consideration under the Acquisition Agreement)); or

(b)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4)

any Investment constituting the guarantee by the Issuer or any Restricted Subsidiary of leases (other than Capitalized Lease Obligations) or of other obligations incurred in the ordinary course of business that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(5)

any Investment acquired in exchange for the issuance of, or acquired with the net cash proceeds of any substantially concurrent issuance and sale of, Qualified Capital Stock; provided that no such issuance or sale shall increase the Basket;

(6)

loans, advances and other extensions of credit to officers, directors and employees of the Issuer or the Restricted Subsidiaries (i) for reasonable and customary business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business, (ii) in connection with such Person’s purchase of Capital

Stock of the Issuer; provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Issuer in cash as common equity and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time under clause (iii) not to exceed $5.0 million;

(7)	Hedging Obligations permitted by clause (6) of the second paragraph of Section 4.10;
(8)

Investments in securities of trade creditors or customers received in settlement of obligations or upon the bankruptcy or insolvency of such trade creditors or customers pursuant to any plan of reorganization or similar arrangement;

(9)

other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of this Indenture, at any one time outstanding not exceeding the greater of (x) $75.0 million and (y) 7.50% of Consolidated Total Assets;

(10)

Investments held by any Person acquired by the Issuer or a Restricted Subsidiary after the Issue Date or of any Person merged into the Issuer or merged, amalgamated or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(11)

any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date (or the date of consummation of the Acquisition, in the case of Restricted Subsidiaries comprising the Anlin Group) or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date (or the date of consummation of the Acquisition, in the case of Restricted Subsidiaries comprising the Anlin Group); provided that the amount of any such Investment may be increased as required by the terms of such Investment as in existence on the Issue Date (or the date of consummation of the Acquisition, in the case of Restricted Subsidiaries comprising the Anlin Group);

(12)

so long as no Default has occurred and is continuing or would be caused thereby, any Investment so long as, immediately after giving effect to such Investment, the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which financial statements have been made publicly available or otherwise delivered to the Holders immediately preceding such Investment is not greater than 3.25 to 1.00 on a pro forma basis;

(13)

a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Transaction or any related Indebtedness;

(14)	repurchases of the Notes (including the Subsidiary Guarantees);

(15)	Guarantees to third parties to the extent that such Guarantees are incurred pursuant to Section 4.10; and
(16)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.13.

The amount of Investments outstanding at any time pursuant to clause (9) above shall be deemed to be reduced, without duplication:

(a)

upon the disposition or repayment of or return on any Investment made pursuant to clause (9) above, by an amount equal to the return of capital with respect to such Investment to the Issuer or any of its Restricted Subsidiaries (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes;

(b)

upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (9) above; and

(c)

upon the making of an Investment in a Person that was not a Restricted Subsidiary of the Issuer immediately prior to the making of such Investment but that subsequently becomes a Restricted Subsidiary of the Issuer, by an amount equal to the lesser of (x) the Fair Market Value of the Issuer’s proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (9) above.

“Permitted Liens” means:

(1)

(x) Liens on assets of the Issuer or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under the Credit Facilities that were incurred pursuant to clause (1) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and (y) Liens to secure additional Indebtedness permitted to be incurred under Section 4.10; provided that, in the case of clause (y) of this clause (1), at the time of incurrence and after giving pro forma effect thereto, the Secured Net Leverage Ratio shall not exceed 2.50:1.00;

(2)	Liens in favor of the Issuer or any Restricted Subsidiary;
(3)

Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer (including, without limitation, Liens on the property of the Anlin Group assumed on the date of consummation of the Acquisition); provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or its Restricted Subsidiary;
(4)

Liens on property (including Capital Stock) existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any assets other than the property so acquired;

(5)

Liens to secure the performance of statutory obligations, performance, surety, landfill closure and similar bonds, reclamation bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)

Liens to secure Indebtedness permitted by clause (3) of the second paragraph of Section 4.10; provided that no such Liens shall extend to any asset other than the specified asset being financed and additions and improvements thereon and reasonable extensions thereof;

(7)

Liens existing on the date of this Indenture and continuation statements with respect to such Liens filed in accordance with the provisions of the Uniform Commercial Code or similar state commercial codes;

(8)	judgment Liens not giving rise to an Event of Default;
(9)

Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien not in violation of this Indenture; provided that such Liens do not extend to or cover any property or assets of the Issuer or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(10)

Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(11)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;
(12)

Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings diligently concluded, provided that any reserve or other appropriate provision as shall be required under GAAP shall have been made therefor;

(13)	Liens securing Hedging Obligations;
(14)	deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(15)	Liens of carriers, warehousemen, mechanics and materialmen, and other like liens incurred in the ordinary course of business;
(16)

Liens on any landfill acquired after the Issue Date securing reasonable royalty or similar payments (determined by reference to volume or weight utilized) due to the seller of such landfill as a consequence of such acquisition;

(17)	Liens securing Bank Products Obligations of the Issuer and its Restricted Subsidiaries;
(18)

other Liens incurred by the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed at any one time outstanding the greater of (x) $100.0 million and (y) 10.0% of Consolidated Total Assets;

(19)	Liens on assets of any Restricted Subsidiary that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary permitted hereunder;
(20)

easements (including reciprocal easement agreements), survey exceptions, rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Issuer and its Subsidiaries, taken as a whole;

(21)

leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(22)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;
(23)	Liens on cash and Cash Equivalents used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;
(24)

Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) not in violation of the requirements of this Indenture; provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor);

(25)

Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(26)	Liens arising out of conditional sale, title retention, consignment or other arrangements for sale of goods entered into by the Issuer or any Subsidiary in the ordinary course of business;
(27)

agreements to subordinate any interest of the Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(28)	Liens on Capital Stock of joint ventures and Unrestricted Subsidiaries securing obligations of such joint ventures or Unrestricted Subsidiaries, as the case may be;
(29)	[reserved]; and
(30)	Liens on receivables and Related Assets of the Issuer and its Restricted Subsidiaries or a Receivables Entity, in each case in connection with a Qualified Receivables Transaction.

For purposes of determining compliance with this definition, a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition, but may be incurred under any combination of such categories (including in part under one such category and in part under any such other category) and, in the event that a Lien (or portion thereof) meets the criteria of one or more such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any matter that complies with this definition.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refinance, in whole or in part, other Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided that:

(1)

the principal amount (or accreted value, if applicable) or liquidation preference of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus accrued interest and premium, if any, on the Indebtedness, or the liquidation preference, plus accrued dividends and premium, if any, on the Preferred Stock, so refinanced (plus the amount of expenses incurred in connection therewith);

(2)

such Permitted Refinancing Indebtedness has a final maturity date, or mandatory redemption date, later than the final maturity date, or mandatory redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;

(3)

if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes or the Subsidiary Guarantees, as applicable, as those contained in the documentation governing the Indebtedness being refinanced;
(4)

if the Indebtedness being refinanced ranks pari passu with the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness ranks pari passu with, or is subordinated in right of payment to, the Notes or the Subsidiary Guarantees, as applicable;

(5)	Preferred Stock shall be refinanced only with Preferred Stock; and
(6)

the obligor(s) on the Permitted Refinancing Indebtedness thereof shall include only obligor(s) on such Indebtedness being refinanced, the Issuer, one or more of the Guarantors and/or one or more direct or indirect Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company firm, association, joint stock company, unincorporated organization, trust, bank, trust company, land trust, business trust or other enterprise, joint venture, or a governmental agency or political subdivision thereof or other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“Private Placement Legend” means the legend initially set forth on the Notes in the form set forth in Exhibit B.

“Purchase Money Obligations” means Indebtedness of the Issuer or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the business of the Issuer or such Restricted Subsidiary; provided, however, that (1) the aggregate amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 270 days after the acquisition of such assets or such construction or improvement and (3) such Indebtedness shall not be secured by any assets of the Issuer or any of its Restricted Subsidiaries other than the assets so acquired, constructed or improved and reasonable extensions thereof.

“Qualified Capital Stock” means any Capital Stock of the Issuer that is not Disqualified Capital Stock.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Entity (in the case of a transfer by the Issuer or any of its Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Entity), or grants a security interest in and/or pledge, any receivables (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any

Related Assets, which transfer, grant of security interest or pledge is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests, or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such receivables and Related Assets or interests in receivables and Related Assets; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms in all material respects at the time of such transaction (as determined in good faith by the Issuer).  It being understood that a Qualified Receivables Transaction may involve:

(1)   one or more sequential transfers or pledges of the same receivables and Related Assets, or interests therein, and

(2)   periodic transfers or pledges of receivables and/or revolving transactions in which new receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged receivables and Related Assets, or interests therein; provided that the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Transaction is economically fair and reasonable to the Issuer.

The grant of a security interest in any accounts receivable of the Issuer or its Restricted Subsidiaries to secure Indebtedness incurred pursuant to Credit Facilities shall not be deemed to be a Qualified Receivables Transaction.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Entity” means a Person (which may or may not be a direct or indirect Subsidiary of the Issuer) formed for the purposes of engaging in a Qualified Receivables Transaction with the Issuer or any of its Restricted Subsidiaries that (i) engages in no activities other than in connection with the financing of receivables and Related Assets and any business or activities incidental or related thereto and (ii) is designated by the Board of Directors of the Issuer as a Receivables Entity; provided that:

(1)no portion of the Indebtedness or any other Obligations (contingent or otherwise) of such Person:

(a)   is guaranteed by the Issuer or any of its Subsidiaries (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)   is recourse to or obligates the Issuer or any of its Subsidiaries (other than such Person if a Subsidiary of the Issuer) in any way other than pursuant to a Receivables Repurchase Obligation; or

(c)   subjects any property or asset of the Issuer or any of its Subsidiaries (other than property and assets of such Person and receivables and Related Assets of the

Issuer and its Subsidiaries), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)neither the Issuer nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)neither the Issuer nor any of its Subsidiaries has any obligation to maintain or preserve such Person's financial condition or cause such Person to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Transaction to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Record Date” means the applicable Record Date specified in the Notes; provided that, if any such date is not a Business Day, the Record Date shall be the first day immediately preceding such specified day that is a Business Day.

“Redemption Date” means, with respect to any Note to be redeemed, the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price” means, with respect to any Note to be redeemed, the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes.

“refinance” means to extend, refinance, renew, replace, defease or refund, including successively; and “refinancing” and “refinanced” shall have correlative meanings.

“Regulated Bank” means a commercial bank with a consolidated combined capital surplus of at least $5,000,000,000 that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Asset” means, with respect to any receivables in a Qualified Receivables Transaction:

(1)	any interests in such receivables;
(2)	all collateral securing such receivables;

(3)all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such receivables;

(4)any Guarantees, indemnities, warranties or other obligations in respect of such receivables;

(5)any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable similar to such receivables; and

(6)	any collections or proceeds of any of the foregoing.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto, bearing the Global Note Legend, the Private Placement Legend and the Regulation S Legend, each in the form set forth in Exhibit B, and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Legend” means the legend set forth in Exhibit B to be placed on the Regulation S Global Note.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“Sale and Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Issuer or a Restricted Subsidiary of the Issuer transfers such property to a Person and the Issuer or a Restricted Subsidiary of the Issuer leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Net Leverage Ratio” means, as of the date of determination, the ratio of (a) the Secured Indebtedness of the Issuer and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination), net of cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries to (b) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which financial statements have been made publicly available or otherwise delivered to Holders. For purposes of determining the “Secured Net Leverage Ratio,” “Consolidated EBITDA” shall be subject to the adjustments applicable to “Consolidated EBITDA” as provided for in the definition of “Consolidated Fixed Charge Coverage Ratio” as if on a pro forma basis.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Senior Secured Credit Facilities” means the Credit Agreement, dated February 16, 2016 (the “Senior Secured Credit Agreement”), among the Issuer, Deutsche Bank AG New York Branch, as administrative agent and the lenders party thereto, including any notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended, modified, amended and restated, replaced or refinanced from time to time, including any agreement or agreements extending the maturity of, refinancing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other borrowers, agents, creditors, lenders or group of creditors or lenders.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, repurchase obligations and indemnities entered into by the Issuer or any of its Subsidiaries in the ordinary course of business in connection with a Qualified Receivables Transaction and that are reasonably customary for a seller or servicer of receivables in a Qualified Receivables Transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any Indebtedness, the date on which such payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)

any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)

any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of the Issuer’s payment obligations under this Indenture and the Notes, executed pursuant to this Indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the date of the execution of this Indenture.

“Total Net Leverage Ratio” means, as of the date of determination, the ratio of (a) the Indebtedness of the Issuer and its Restricted Subsidiaries as of such date of determination (determined after giving pro forma effect to such incurrence of Indebtedness, and each other incurrence, assumption, guarantee, redemption, retirement and extinguishment of Indebtedness as of such date of determination) net of cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries, to (b) Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which financial statements have been made publicly available or otherwise delivered to Holders.  For purposes of determining the “Total Net Leverage Ratio,” “Consolidated EBITDA” shall be subject to the adjustments applicable to “Consolidated EBITDA” as provided for in the definition of “Consolidated Fixed Charge Coverage Ratio” as if on a pro forma basis.

“Transaction Date” means the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio.

“Treasury Rate” means with respect to any redemption date, the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the redemption date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 with respect to each applicable day during such week (or, if such Statistical Release is no longer published or such information is no longer available thereon, any publicly available source of similar market data selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to October 1, 2024; provided, however, that if the period from the redemption date to October 1, 2024 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to October 1, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“U.S. Restricted Subsidiary” means any Restricted Subsidiary of the Issuer organized under the laws of the United States or any State thereof or the District of Columbia.

“Unrestricted Subsidiary” of any Person means

(1)	Eco Enterprises, LLC, Eco Window Systems, LLC, Unity Windows, LLC and Eco Glass Production, LLC;
(2)

any Subsidiary of such Person that at the time of determination has been designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with Section 4.19; and

(3)	any Subsidiary of such Unrestricted Subsidiary.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Capital Stock at any date, the number of years obtained by dividing:

(1)

the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount or liquidation preference of such Indebtedness or Disqualified Capital Stock.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

SECTION 1.02.Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.14
“Alternate Offer”	4.09
“Applicable Premium Deficit”	8.01(e)
“Asset Sale Offer”	4.13
“Asset Sale Offer Amount”	4.13
“Asset Sale Payment”	4.13
“Asset Sale Payment Date”	4.13
“Basket”	4.11
“Change of Control Offer”	4.09
“Change of Control Payment”	4.09
“Change of Control Payment Date”	4.09
“Covenant Defeasance”	8.02
“Covenant Suspension Event”	4.21(a)
“Coverage Ratio Exception”	4.10
“Designation”	4.19
“Directing Holder” “Event of Default”	6.01 6.01
“Excess Proceeds”	4.13
“fixed baskets” “Guarantee Obligations” “Initial Default”	1.07 11.01 6.01
“LCT Election”	1.06(a)
“LCT Test Date”	1.06(a)
“Legal Defeasance”	8.02(b)
“Noteholder Direction” “Pari Passu Debt”	6.01 4.13
“Paying Agent”	2.03
“Payment Default”	6.01(5)(a)
“Permitted Debt”	4.10
“Position Representation” “ratio-based baskets” “Registrar”	6.01 1.07 2.03
“Relevant Transaction” “Restricted Payments”	1.07 4.11
“Reversion Date”	4.21(b)
“Revocation”	4.19
“Special Mandatory Redemption”	3.08(a)
“Special Mandatory Redemption Event”	3.08(a)
“Special Mandatory Redemption Date”	3.08(b)
“Special Mandatory Redemption Price”	3.08(a)

Term	Defined in Section
“Surviving Person”	5.01(a)(1)
“Suspended Covenants”	4.21(a)
“Suspension Period”	4.21(c)
“Tax Group” “Verification Covenant”	4.12 6.01

SECTION 1.03.Concerning the TIA.

Except with respect to specific provisions of the TIA expressly referenced in the provisions of this Indenture, the TIA shall not be applicable to, and shall not govern, this Indenture and the Notes.

SECTION 1.04.Rules of Construction.

Unless the context otherwise requires:

(1)a term has the meaning assigned to it;

(2)an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)“or” is not exclusive;

(4)words in the singular include the plural and words in the plural include the singular;

(5)provisions apply to successive events and transactions;

(6)“herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision; and

(7)the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation.”

SECTION 1.05.Acts of Holders.

(a)Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer.  Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b)The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(d)The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.  Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(e)Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.  Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(e) shall have the same effect as if given or taken by separate Holders of each such different part.

(f)Without limiting the generality of the foregoing, a Holder, including DTC, that is the Holder of a Global Note may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC, as the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(g)The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders.  If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date.  No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

SECTION 1.06.Limited Condition Transactions.

(a)When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments and the incurrence or issuance of Indebtedness, Liens, Disqualified Stock or Preferred Stock and the use of proceeds thereof, repayments and Restricted Payments), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice or similar event), and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto including acquisitions, Investments and the incurrence or issuance of Indebtedness, Liens, Disqualified Stock or Preferred Stock and the use of proceeds thereof, repayments and Restricted Payments) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Issuer may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments and the incurrence or issuance of Indebtedness, Liens, Disqualified Stock or Preferred Stock and the use of proceeds thereof, repayments and Restricted Payments).

(b)For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Issuer or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios shall not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Event of Default), such requirements and conditions shall not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing) and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Conditionality Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

SECTION 1.07.Certain Compliance Calculations.

(a)If any baskets, thresholds or exceptions determined by reference to a fixed currency amount or a percentage of Consolidated EBITDA (“fixed baskets”) are intended to be utilized together with any baskets, thresholds or exceptions determined by reference to the Secured Leverage Ratio, the Total Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio or any other financial ratio or metric (a “ratio-based basket”) in a single transaction or action or series of related transactions or actions (for the purposes of this paragraph, a “Relevant Transaction”): (x) amounts available to be incurred under the applicable ratio-based baskets shall be calculated without giving effect to amounts to be incurred under the applicable fixed baskets in connection with such Relevant Transaction and (y) full pro forma effect shall be given to all increases to Consolidated EBITDA and repayments or discharges of Indebtedness in connection with such Relevant Transaction in accordance with the indenture.

(b)If Indebtedness originally incurred in reliance upon a percentage of Consolidated EBITDA is being refinanced and such refinancing would cause the maximum amount of Indebtedness thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness will be deemed to have been incurred under the applicable clause so long as the principal amount of such additional Indebtedness does not exceed the principal amount of Indebtedness being refinanced plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing.

(c)If (x) a proposed action, matter, transaction or amount (or a portion thereof) is incurred or entered into pursuant to a fixed basket or the grower component of any other basket and (y) at a later time would subsequently be permitted under a ratio-based basket, unless otherwise elected by the Issuer, such action, matter, transaction or amount (or a portion thereof) shall automatically be reclassified to such ratio-based basket.

(d)If (x) any transaction is entered into between (A) the Issuer or any Restricted Subsidiary and (B) any other Person which is not the Issuer or a Restricted Subsidiary on the date of such transaction; (y) such transaction is permitted pursuant to a fixed basket or an incurrence-based basket; and (z) following such transaction, such other Person becomes a Restricted Subsidiary, such transaction shall be deemed to be reallocated to any applicable basket allowing transactions of such type to be entered into on an unlimited basis between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

(e)If a proposed action, matter, transaction or amount (or a portion thereof) meets the criteria of more than one applicable basket, permission or threshold under the indenture, the Issuer shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such action, matter or amount (or a portion thereof) between such baskets, permissions or thresholds as it shall elect from time to time, provided that Indebtedness under the Credit Facilities outstanding on the Issue Date shall at all times be classified as incurred under clause (1) of “Permitted Debt” in Section 4.10 hereof.

ARTICLE Two

THE NOTES

SECTION 2.01.Form and Dating.

(a)The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  The Issuer shall approve the form of the Notes and any notation, legend or endorsement on them.  Each Note shall be dated the date of its issuance and show the date of its authentication.

(b)The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

(c)Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more 144A Global Notes, substantially in the form set forth in Exhibit A, deposited with the Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the appropriate legends set forth in Exhibit B.  Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more Regulation S Global Notes substantially in the form set forth in Exhibit A, deposited with the Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the appropriate legends set forth in Exhibit B.  Notes offered and sold to IAIs shall be issued initially in the form of one or more IAI Global Notes, substantially in the form set forth in Exhibit A, deposited with the Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the appropriate legends set forth in Exhibit B.  Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be increased or decreased, as appropriate, to reflect exchanges, redemptions and transfers of interests.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with written instructions given by the Holder thereof as required by Section 2.06 hereof.

(d)Except as set forth in Section 2.16, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

(e)Additional Notes ranking pari passu with the Notes issued on the Issue Date may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Notes issued on the Issue Date and shall have the same terms as to status, redemption or otherwise as the Notes issued on the Issue Date (other than issue date, issue price, initial interest payment date and initial interest record date); provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.10 hereof.  In authenticating such Additional Notes, and accepting the additional responsibilities under this Indenture in relation to such Additional Notes, the Trustee shall receive, and shall be fully protected in relying upon:

(i)A copy of the resolution or resolutions of the Board of Directors in or pursuant to which the terms and form of the Additional Notes were established, certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors and to be in full force and effect as of the date of such certificate, and if the terms and form of such Additional Notes are established by an Officer’s Certificate pursuant to general authorization of the Board of Directors, such Officer’s Certificate;

(ii)an executed supplemental indenture, if any; and

(iii)an Officer’s Certificate delivered in accordance with Section 12.04.

(iv)an Opinion of Counsel, which shall state in substance the following:

(1)that the form of such Additional Notes has been established by a supplemental indenture or by or pursuant to a resolution of the Board of Directors in conformity with the provisions of this Indenture;

(2)that the terms of such Additional Notes have been established in conformity with the provisions of this Indenture; and

(3)that such Additional Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

(f)The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream, and, in each case, the successors thereto, shall be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

SECTION 2.02.Execution and Authentication.

One Officer of the Issuer (who shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note.  The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate Notes for original issue on the Issue Date in the aggregate principal amount of $575,000,000 upon a written order of the Issuer in the form of an Officer’s Certificate.  In addition, the Trustee shall authenticate Notes thereafter in an unlimited amount (so long as not otherwise prohibited by the terms of this Indenture, including, without limitation, Section 4.10) for original issue upon a written order of the Issuer in the form of an Officer’s Certificate.  Each such Officer’s Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes.  Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with the Issuer and Affiliates of the Issuer.

The Notes shall be issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

SECTION 2.03.Registrar and Paying Agent.

The Issuer shall maintain an office or agency where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes.  The Issuer may act as its own Registrar or Paying Agent.  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer, upon notice to the Trustee, may have one or more co-Registrars and one or more additional paying agents reasonably acceptable to the Trustee.  The term “Paying Agent” includes any additional paying agent.  The Issuer initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.

The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent.  The Issuer shall notify the Trustee, in advance, of the name and address of any such Agent.  If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.

SECTION 2.04.Paying Agent to Hold Assets in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Issuer or any other obligor on the Notes), and shall notify the Trustee of any Default by the Issuer (or any other obligor on the Notes) in making any such payment.  The Issuer at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed.  Upon distribution to the Trustee of all assets that shall have been delivered by the Issuer to the Paying Agent, the Paying Agent shall have no further liability for such assets.

SECTION 2.05.Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two (2) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

SECTION 2.06.Transfer and Exchange.

Subject to Sections 2.15 and 2.16, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar or co-Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing.  To permit registrations of transfers and exchanges, the Issuer shall execute Notes at the Registrar’s or co-Registrar’s request and the Trustee shall authenticate Notes upon receipt of an Officer’s Certificate directing it to so do.  No service charge shall be made for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing, (ii) selected for redemption in whole or in part pursuant to Article Three, except the unredeemed portion of any Note being redeemed in part, and (iii) during a Change of Control Offer, an Alternate Offer or an Asset Sale Offer, if such Note is tendered pursuant to such Change of Control Offer, Alternate Offer or Asset Sale Offer and not withdrawn.

Any Holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent) and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

SECTION 2.07.Replacement Notes.

If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met.  Such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Issuer and the Trustee, to protect the Issuer, the Trustee or any Agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge such Holder for its reasonable out-of-pocket expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to the benefits of this Indenture equally and proportionally with all other Notes duly issued hereunder.

SECTION 2.08.Outstanding Notes.

Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding.  A Note shall not cease to be outstanding because the Issuer, the Guarantors or any of their respective Affiliates holds the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it shall cease to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.  A mutilated Note shall cease to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the principal amount of any Note is considered paid under Section 4.01, it shall cease to be outstanding and interest shall cease to accrue.  If on a Redemption Date or the Maturity Date the Trustee or Paying Agent (other than the Issuer or an Affiliate thereof) holds U.S. Legal Tender or Government Securities sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes shall cease to be outstanding and interest on them shall cease to accrue.

SECTION 2.09.Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any of its Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

SECTION 2.10.Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may contain variations that the Issuer considers appropriate for temporary Notes.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.  Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes.  Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.

SECTION 2.11.Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment.  The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuer or an Affiliate), and no one else, shall cancel and, at the written direction of the Issuer, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures.  Subject to Section 2.07, the Issuer may not issue new Notes to replace Notes that it has paid or delivered to the Trustee for cancellation.  If the Issuer or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Indebtedness represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

SECTION 2.12.Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall, unless the Trustee fixes another record date pursuant to Section 6.10, pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner.  The Issuer may pay the defaulted interest to the persons who are Holders on a subsequent special record date, which date shall be the 15th day immediately preceding the date fixed by the Issuer for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day.  At least 15 days before any such subsequent special record date, the Issuer shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest and interest payable on such defaulted interest, if any, to be paid.

SECTION 2.13.CUSIP Number.

The Issuer in issuing the Notes may use “CUSIP” numbers and, if so, the Trustee shall use the CUSIP numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP numbers printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes.  The Issuer shall promptly notify the Trustee of any change in the CUSIP numbers.

SECTION 2.14.Deposit of Moneys.

Prior to 10:00 a.m. New York City time on each Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Asset Sale Payment Date, the Issuer shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Asset Sale Payment Date, as the case may be, in a timely manner that permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Asset Sale Payment Date, as the case may be.

SECTION 2.15.Book-Entry Provisions for Global Notes.

(a)The Global Notes initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for such Depositary and (iii) bear the applicable legends as set forth in Exhibit B.

Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of the Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depositary, its successors or their respective nominees.  Definitive Notes shall be issued to all beneficial owners in exchange for their beneficial interests in Global Notes only if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for any Global Note and a successor Depositary is not appointed by the Issuer, with a copy to the Trustee, within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a written request from the Depositary to issue Definitive Notes; provided that, notwithstanding anything herein to the contrary, beneficiary interest in the Regulation S Global Notes may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to the expiration of the Restricted Period.

(c)In connection with any transfer or exchange of a portion of the beneficial interest in a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Registrar shall (if one or more Definitive Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Definitive Notes of authorized denominations in an aggregate principal amount equal to the principal amount of the beneficial interest in the Global Note so transferred.

(d)In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.15, such Global Note shall be deemed to be surrendered to the Trustee for cancellation and (i) the Issuer shall execute, (ii) the Guarantors shall execute notations of Subsidiary Guarantees on and (iii) the Trustee shall upon written instructions from the Issuer authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes in authorized denominations.

(e)Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to paragraph (b) or (c) of this Section 2.15 shall, except as otherwise provided by Section 2.16, bear the applicable legend regarding transfer restrictions set forth in Exhibit B.

(f)The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

SECTION 2.16.Special Transfer Provisions.

(a)The following provisions shall apply with respect to any proposed transfer of a 144A Global Note or an IAI Global Note prior to the expiration of the Resale Restriction Termination Date (as defined in Exhibit D):

(i)a transfer of a 144A Global Note or an IAI Global Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)a transfer of a 144A Global Note or an IAI Global Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Exhibit D from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of certification and/or other information satisfactory to each of them;

(iii)a transfer of a 144A Global Note or an IAI Global Note or a beneficial interest therein to a person outside the United States in reliance on Regulation S shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth in Exhibit C from the transferor and, if requested by the Issuer or the Trustee, the delivery of certification and/or other information satisfactory to each of them; and

(iv)a transfer of a 144A Global Note or an IAI Global Note or a beneficial interest therein pursuant to any other available exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 under the Securities Act, shall be made upon receipt by the Trustee or its agent, if requested by the Issuer or the Trustee, of an Opinion of Counsel, Officer’s Certificate and/or other information satisfactory to each of them.

(b)During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Global Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Global Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers.  Such written certification shall no longer be required after the expiration of the Restricted Period.  Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.

(c)Private Placement Legend.  Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Registrar shall deliver Notes that do not bear the Private Placement Legend.  Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(d)General.  By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or this Section 2.16.  The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(e)No Obligation of the Trustee.

(i)The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a Participant or other Person with respect to any ownership interest in the Notes, with respect to the accuracy of the records of the Depositary or its nominee or of any Participant thereof or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note in global form shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The Trustee may rely and shall be fully protected and indemnified pursuant to Section 7.07 in relying upon information furnished by the Depositary with respect to any beneficial owners, its members and participants.

(ii)The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including without limitation any transfers between or among Participants, members or beneficial owners in any Global Note) other than to receive such certificates and other documentation of evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

ARTICLE Three

REDEMPTION

SECTION 3.01.Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 5 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed.  The Issuer shall give notice of redemption to the Paying Agent and the Trustee at least three Business Days prior to the date on which the Trustee delivers the notice of redemption to the Holders as set forth in Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), together with an Officer’s Certificate stating that such redemption will comply with the conditions contained herein.

SECTION 3.02.Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(a)if the Notes are listed on a national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(a)if the Notes are not so listed, on a pro rata basis or on as nearly a pro rata basis as practicable (subject, to the extent the Notes are then represented by one or more Global Notes registered in the name of or held by The Depository Trust Company or its nominee, to the procedures of The Depository Trust Company).

No Notes of $2,000 or less shall be redeemed in part.

SECTION 3.03.Notice of Optional Redemption.

At least 15 days but not more than 60 days before a Redemption Date for optional redemption, the Issuer shall mail a notice of redemption by first-class mail, postage prepaid, to each Holder the Notes of which are to be redeemed at its registered address.  At the Issuer’s request, the Trustee shall forward the notice of redemption in the Issuer’s name and at the Issuer’s expense.  Each notice for redemption shall identify the Notes (including the CUSIP number) to be redeemed and shall state:

(1)the Redemption Date;

(2)the Redemption Price and the amount of accrued interest, if any, to be paid;

(3)the name and address of the Paying Agent;

(4)that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(5)that, unless the Issuer defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price and accrued interest, if any, upon surrender to the Paying Agent of the Notes redeemed;

(6)if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(7)if fewer than all the Notes are to be redeemed, the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption and the means by which the Notes to be redeemed will be delivered; and

(8)the Section of the Notes and this Indenture pursuant to which the Notes are to be redeemed.

Notice of any redemption upon any corporate or financing transaction or other event (including, without limitation, any Equity Issuance, incurrence of Indebtedness, Change of Control or other transaction) may be given prior to the completion thereof.  In addition, any redemption described above or notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate or financing transaction or other event (including, without limitation, any Equity Issuance, incurrence of Indebtedness, Change of Control or other transaction).  If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date as so delayed, and/or that such notice may be rescinded at any time by the Issuer if the Issuer determines in its sole discretion that any or all of such conditions will not be satisfied (or waived).  In addition, the Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect to such redemption may be performed by another Person.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to deliver such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Notices of redemption (and such related redemption) may be subject to the satisfaction of one or more conditions precedent established by the Issuer in its sole discretion.  In addition, the Issuer may provide in any notice of redemption that payment of the Redemption Price and the performance of its obligations with respect to such redemption may be performed by another Person.

SECTION 3.04.Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption, subject to Section 3.03, become due and payable on the Redemption Date at the Redemption Price plus accrued interest, if any.  Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (which shall include accrued interest thereon to the Redemption Date), but (i) installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates and (ii) if the Redemption Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.  On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption.

SECTION 3.05.Deposit of Redemption Price.

On or before 10:00 a.m. New York time on the Redemption Date, the Issuer shall deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Redemption Price plus accrued interest, if any, of all Notes to be redeemed on that date.

If the Issuer complies with the preceding paragraph, then, unless the Issuer defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the

Notes to be redeemed will cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

SECTION 3.06.Notes Redeemed in Part; Involuntary Redemptions.

If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note or Notes in principal amount equal to the unredeemed portion of the original Note or Notes shall be issued in the name of the Holder thereof upon cancellation of the original Note or Notes.

Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in such tender offer and the Issuer, or any third party making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption. In determining whether the Holders of at least 90% of the aggregate principal amount of the outstanding Notes have validly tendered and not validly withdrawn such Notes in a tender offer, including a Change of Control Offer or Asset Sale Offer, Notes owned by the Issuer or its Affiliates or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, shall be deemed to be outstanding for the purposes of such tender offer.

SECTION 3.07.Optional Redemption.

(a)On or after October 1, 2024, the Notes shall be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2024	102.188%
2025	101.094%
2026 and thereafter	100.000%

(b)The Notes may be redeemed, in whole or in part, at any time prior to October 1, 2024, at the option of the Issuer upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant interest record date to receive interest due on the relevant interest payment date).

(c)Prior to October 1, 2024, the Issuer may on any one or more occasions re-deem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including Additional Notes) at a redemption price equal to 104.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of Equity Issuances; provided that (i) at least 60% of the aggregate principal amount of Notes issued under this Indenture remains outstanding immediately after the occurrence of such redemption (including Additional Notes but excluding Notes held by the Issuer and its Subsidiaries) and (ii) such redemption shall occur within 180 days of the date of the closing of such Equity Issuance (disregarding the date of the closing of any over-allotment option with respect thereto).

ARTICLE Four

COVENANTS

SECTION 4.01.Payment of Notes.

The Issuer shall pay the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes and this Indenture.  An installment of principal of or interest on the Notes shall be considered paid on the date it is due if the Trustee or the Paying Agent (other than the Issuer or an Affiliate thereof) holds on that date U.S. Legal Tender designated for and sufficient to pay the installment and is not prohibited from paying such amounts to the Holders pursuant to the terms of this Indenture or the Notes.  Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.  If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

The Issuer shall pay interest on overdue principal (including, without limitation, post-petition interest in a proceeding under any Bankruptcy Law) and overdue interest, to the extent lawful, at the same rate per annum borne by the Notes.

SECTION 4.02.Maintenance of Office or Agency.

The Issuer shall maintain the office or agency required under Section 2.03.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designates U.S. Bank National Association, located at the address as set forth in Section 12.02, as such office of the Issuer in accordance with Section 2.03.

SECTION 4.03.Corporate Existence.

Except as otherwise permitted by Article Five, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the rights (charter and statutory) and material franchises of the Company and each of its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, franchise or corporate existence with respect to each such Restricted Subsidiaries if the loss thereof would not, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of the Company and its Restricted Subsidiaries taken as a whole.

SECTION 4.04.Payment of Taxes.

Each of the Issuer and the Guarantors shall, and shall cause each of its respective Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon it or any of its respective Subsidiaries or upon the income, profits or property of it or any of its respective Subsidiaries that, if unpaid, might by law become a material liability or Lien upon the property of it or any of the Issuer’s Restricted Subsidiaries; provided, however, that the Issuer and the Guarantors shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which appropriate provision has been made.

SECTION 4.05.[Reserved].

SECTION 4.06.Compliance Certificate; Notice of Default.

(a)The Issuer shall deliver to the Trustee, within 120 days after the close of each fiscal year (which on the date hereof is the nearest Saturday to the applicable December 31, beginning with the 2018 fiscal year), an Officer’s Certificate executed by the principal executive, financial or accounting officer of the Issuer stating that a review of the activities of the Issuer and its Subsidiaries has been made under the supervision of the signing Officer with a view to determining whether the Issuer and each Guarantor has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to such Officer signing such certificate, that, to the best of such Officer’s knowledge, the Issuer and each Guarantor during such preceding fiscal year has kept, observed, performed and fulfilled each and every such covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signer does know of such Default, the certificate shall describe its status with particularity.  The Officer’s Certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes its fiscal year end.

(b)The Issuer shall deliver to the Trustee within five days after the Issuer becomes aware of the occurrence of any Default that is continuing, an Officer’s Certificate specifying the Default and describing its status with particularity and the action proposed to be taken with respect thereto.

SECTION 4.07.[Reserved].

SECTION 4.08.Waiver of Stay, Extension or Usury Laws.

Each of the Issuer and the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of any stay or extension law, usury law or other law that would prohibit or forgive the Issuer or such Guarantor from paying all or any portion of the principal of or interest on the Notes or the Subsidiary Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture, and (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

SECTION 4.09.Change of Control.

If a Change of Control occurs, each Holder of Notes will have the right to require the Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes pursuant to a Change of Control Offer (the “Change of Control Offer”).  In the Change of Control Offer, the Issuer will offer to pay an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest thereon, if any, to the date of purchase.  Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date (the “Change of Control Payment Date”) specified in such notice, which date shall be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice.  Such notice shall state:

(1)that the Change of Control Offer is being made pursuant to this Section 4.09 and that all Notes tendered and not withdrawn will be accepted for payment;

(2)the purchase price (including the amount of accrued interest) and the Change of Control Payment Date;

(3)that any Note not tendered will continue to accrue interest;

(4)that, unless the Issuer defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

(5)that Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6)that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(7)that Holders the Notes of which are purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; and

(8)the circumstances and relevant facts regarding such Change of Control.

On or before the Change of Control Payment Date, the Issuer will, to the extent lawful:

(a)accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(b)deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(c)deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding the foregoing, the Issuer shall not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, the Issuer or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer.  The Alternate Offer shall remain, if commenced prior to the Change of Control, open for acceptance until the consummation of the Change of Control, must permit Holders to withdraw any tenders of Notes made into the Alternate Offer until the final expiration or consummation thereof and must comply with all the other provisions applicable to the Change of Control Offer.

The Issuer will comply, and will cause any third party making a Change of Control Offer or an Alternate Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with a Change of Control Offer or an Alternate Offer.  To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of this Indenture relating to a Change of Control Offer, the Issuer will not be deemed to have breached its obligations under this Indenture by virtue of complying with such laws or regulations.

A Change of Control Offer may be made in advance of and conditioned on the occurrence of a Change of Control if there is an agreement in place at the time such Change of Control Offer is made to consummate a transaction that would constitute a Change of Control if consummated.

SECTION 4.10.Incurrence of Indebtedness and Issuance of Preferred Stock.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Issuer will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided that the Issuer or any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), the Issuer may issue Disqualified Capital Stock and a Restricted Subsidiary of the Issuer may issue Preferred Stock, if the Consolidated Fixed Charge Coverage Ratio is at least 2.0 to 1.0 (this proviso, the “Coverage Ratio Exception”); provided further that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness under the Coverage Ratio Exception if, after giving pro forma effect to such incurrence (including pro forma application of the net proceeds therefrom), more than an aggregate, together with any Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors incurred under clause (10) below and any Permitted Refinancing Indebtedness hereof pursuant to clause (4) below, of the greater of (x) $50.0 million and (y) 7.50% of Consolidated Total Assets of Indebtedness of Restricted Subsidiaries that are not Guarantors would be outstanding pursuant to this paragraph at such time.

The first paragraph of this Section 4.10 will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)Indebtedness of the Issuer or any of its Restricted Subsidiaries under the Credit Facilities (including the issuance and creation of letters of credit and bankers’ acceptances thereunder) in an aggregate principal amount not to exceed (i) the sum of (x) $250.0 million and (y) the greater of $90.0 million and 50.0% of Consolidated EBITDA (subject to the adjustments applicable to “Consolidated EBITDA” as provided for in the definition of “Consolidated Fixed Charge Coverage Ratio” as if on a pro forma basis) of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such incurrence of Indebtedness for which financial statements have been made publicly available or otherwise delivered to Holders less (ii) the aggregate amount of Obligations incurred and outstanding under Qualified Receivables Transactions incurred by Receivables Entities;

(2)the incurrence by the Issuer and the Guarantors (a) on the Issue Date of Indebtedness represented by the Notes issued on the Issue Date and the Subsidiary Guarantees thereof and (b) of Existing Indebtedness;

(3)(a) Capital Lease Obligations, (b) Purchase Money Obligations and (c) industrial revenue bonds issued by or at the request of the Issuer or any Restricted Subsidiary, and Indebtedness funded by such bonds, and Permitted Refinancing Indebtedness of any of the foregoing, in an aggregate amount under this clause (3) not to exceed at any one time outstanding the greater of (x) $100.0 million and (y) 10.0% of Consolidated Total Assets;

(4)Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance, Indebtedness incurred under the Coverage Ratio Exception, clause (2), (10) or (15) of this paragraph or this clause (4);

(5)Indebtedness owed by the Issuer or any of its Restricted Subsidiaries to the Issuer or any of its Restricted Subsidiaries; provided that:

(a)if the Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Issuer, or the Subsidiary Guarantee of such Guarantor, in the case of a Guarantor; and

(b)(x) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (y) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)Hedging Obligations, so long as the financial instrument or contract was not entered into for speculative purposes;

(7)obligations in the ordinary course of business in respect of workers’ compensation claims, self-insurance obligations, performance, surety, reclamation and similar bonds and completion bonds and bid guarantees with respect to the assets or business of the Issuer or any of its Restricted Subsidiaries;

(8)(x) the Guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a

Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is permitted to be incurred by another provision of this Indenture;

(9)indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Issuer or any of its Restricted Subsidiaries or Capital Stock of any of its Restricted Subsidiaries; provided that the maximum aggregate liability in respect of all of such obligations outstanding under this clause (9) shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such dispositions;

(10)Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer (including Acquired Debt and earnouts) incurred to finance an acquisition, merger, consolidation or amalgamation, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (10); provided that on the date of such acquisition, merger, consolidation or amalgamation after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, the Issuer would either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 4.10; or (B) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of the Issuer immediately prior to such acquisition, merger, consolidation or amalgamation; provided further that the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not Guarantors incurred under this clause (10) and outstanding at the time of incurrence, together with any Indebtedness of Restricted Subsidiaries that are not Guarantors incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant and any Permitted Refinancing Indebtedness in respect hereof and thereof incurred under clause (4), shall not exceed the greater of (x) $50.0 million and (y) 7.50% of Consolidated Total Assets;

(11)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds; provided that such Indebtedness is extinguished within five business days of incurrence;

(12)(x) unsecured Indebtedness in respect of obligations of the Issuer or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money; (y) Indebtedness in respect of intercompany obligations of the Issuer or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money to the extent otherwise permitted hereunder; and (z)

Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Equity Interests in accordance with the requirements of this Indenture;

(13)Indebtedness of the Issuer or any Restricted Subsidiary in respect of (a) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business, (b) the financing of insurance premiums in the ordinary course of business or (c) Bank Products Obligations;

(14)additional Indebtedness in an aggregate amount under this clause (14) not to exceed at any time outstanding the sum of (A) the greater of (x) $100.0 million and (y) 10.0% of Consolidated Total Assets, (B) the amount available to make Restricted Payments pursuant to clause (7) of the second paragraph of Section 4.11 (measured at the time of incurrence and on a pro forma basis) provided that any Indebtedness outstanding pursuant to this clause (14)(B) shall reduce the amount available to make Restricted Payments pursuant to clause (7) of the second paragraph of Section 4.11 and (C) in the case of an refinancing of any Indebtedness permitted under this clause or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection with such refinancing;

(15)Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference outstanding at the time of Incurrence, together with Permitted Refinancing Indebtedness in respect thereof, not greater than an amount equal to 100.0% of the amount of net cash proceeds received by the Issuer and its Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any Parent Entity (which proceeds are contributed to the Issuer or any Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of contributions in connection with sales of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries) to the extent such net cash proceeds or cash have not been applied to increase the calculation of the Basket or otherwise applied to make Restricted Payments or Permitted Investments;

(16)(x) Indebtedness representing deferred compensation to employees, consultants or independent contractors of, the Issuer and its Restricted Subsidiaries incurred in the ordinary course of business; and (y) Indebtedness consisting of obligations of the Issuer (or any Parent Entity thereof) or its Restricted Subsidiaries under deferred compensation to employees, consultants or independent contractors of the Issuer (or any Parent Entity thereof) or its Restricted Subsidiaries or other similar arrangements incurred by such Persons in connection with the Acquisition or any other Permitted Investment;

(17)Indebtedness of Restricted Subsidiaries that are not Guarantors; provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (17) and outstanding at the time of incurrence, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (17), together with Permitted Refinancing Indebtedness in respect thereof, does not exceed the greater of (x) $40.0 million and (y) 25.0% of the Consolidated EBITDA (subject to the adjustments applicable to “Consolidated EBITDA” as provided for in the definition of “Consolidated Fixed Charge Coverage Ratio” as if on a pro forma basis) of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which financial statements have been made publicly available or otherwise delivered to Holders;

(18)Indebtedness consisting of promissory notes issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of the Issuer (or any Parent Entity thereof to the extent such Parent Entity uses the proceeds to finance the purchase or redemption (directly or indirectly) of their Equity Interests, in each case to the extent permitted by Section 4.11;

(19)(x) Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issuer Date, including that the repayment of such Indebtedness is conditional upon such customer ordering a specific volume of goods and such Indebtedness does not bear interest or provide for scheduled amortization or maturity; and (y) Indebtedness comprising take or pay obligations contained in supply agreements entered into the ordinary course of business; and

(20)Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary (except for Receivables Repurchase Obligations).

The Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Guarantee on substantially the same terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

Notwithstanding any other provision in this Section 4.10, the maximum amount of Indebtedness that the Issuer or any of its Restricted Subsidiaries may incur pursuant to this Section 4.10 shall not be deemed to be exceeded as a result of fluctuations in exchange rates of currencies.  The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any Guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, so long as the obligor is permitted to incur such obligation.

In connection with the incurrence of (x) revolving loan Indebtedness under this covenant or (y) any commitment relating to the incurrence of Indebtedness under this Section 4.10 and the granting of any Lien to secure such Indebtedness, the Issuer or applicable Restricted Subsidiary may designate such incurrence and the granting of any Lien therefor as having occurred on the date of first Incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual Incurrence and granting of such Lien therefor will be deemed for all purposes under the indenture to have been Incurred and granted on such Deemed Date, including, without limitation, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, usage of any baskets hereunder (if applicable), the Total Net Leverage Ratio, the Secured Net Leverage Ratio and Consolidated EBITDA (and all such calculations on and after the Deemed Date until the termination or funding of such commitment shall be made on a pro forma basis giving effect to the deemed Incurrence, the granting of any Lien therefor and related transactions in connection therewith).

SECTION 4.11.Restricted Payments.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions to the extent paid in Qualified Capital Stock or dividends or distributions payable to the Issuer or any of its Restricted Subsidiaries);

(ii)purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) any Equity Interests of the Issuer or any direct or indirect parent of the Issuer or any Restricted Subsidiary of the Issuer (other than any such Equity Interests owned by the Issuer or any of its Restricted Subsidiaries);

(iii)make any payment on or with respect to, or purchase, redeem, prepay, decrease, defease or otherwise acquire or retire for value, any Indebtedness that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee, except (x) any payment of interest or principal at the Stated Maturity thereof or in anticipation of the Stated Maturity thereof when due within one year of such redemption, repurchase, defeasance or other acquisitions or retirement, (y) any payment made with Qualified Capital Stock and (z) any payment made to the Issuer or any of its Restricted Subsidiaries; or

(iv)make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)no Default has occurred and is continuing or would occur as a consequence thereof;

(2)the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; and

(3)such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Original Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4) (only to the extent payable to the Issuer or any of its Restricted Subsidiaries), (5), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16) and (17) of the next succeeding paragraph), is less than the sum (the “Basket”), without duplication, of:

(a)50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from July 1, 2018 to the end of the Issuer’s most recently ended fiscal quarter for which financial statements have been made publicly available or otherwise delivered to Holders at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit; provided that at no time shall this clause (a) equal an amount that is less than zero as a result of such reduction); plus

(b)100% of the aggregate net cash proceeds received by the Issuer since the Original Issue Date from the issuance and sale of Qualified Capital Stock (other than Excluded Contributions) or from the issuance and sale of convertible or exchangeable Disqualified Capital Stock or Indebtedness of the Issuer or any of its Restricted Subsidiaries that has been converted into or exchanged for Qualified Capital Stock (other than any issuance and sale to a Subsidiary of the Issuer), less the amount of any cash, or the Fair Market Value of any other assets, distributed by the Issuer or any of its Restricted Subsidiaries upon such conversion or exchange (other than to the Issuer or any of its Restricted Subsidiaries); plus

(c)to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) any amount received in cash by the Issuer or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate net cash proceeds received by the Issuer or any of its Restricted Subsidiaries upon the sale or other disposition of, the investee (other than an Unrestricted Subsidiary of the Issuer) of any Investment made by the Issuer and its Restricted Subsidiaries since the Original Issue Date; provided that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any of its Restricted Subsidiaries in such investee subsequent to the Original Issue Date; plus

(d)to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of (x) any amount received in cash by the Issuer or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, or upon the sale or other disposition of the Capital Stock of, an Unrestricted Subsidiary of the Issuer and (y) the Fair Market Value of the net assets of an Unrestricted Subsidiary of the Issuer, at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or is liquidated into, the Issuer or any of its Restricted Subsidiaries, multiplied by the Issuer’s proportionate interest in such Subsidiary; provided that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Issuer or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to the Original Issue Date; plus

(e)to the extent not otherwise included in the calculation of Consolidated Net Income for purposes of clause (a) above, 100% of the amount of any Investment made (and treated as a Restricted Payment) since the Original Issue Date in a Person that subsequently becomes a Restricted Subsidiary of the Issuer; plus

(f)$50.0 million.

The preceding provisions will not prohibit:

(1)the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of this Indenture;

(2)the redemption, repurchase, retirement, defeasance or other acquisition of (a) any Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee or (b) any Equity Interests of the Issuer or any of its Restricted Subsidiaries in exchange for, or out of the net cash proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer) of, Qualified Capital Stock or any Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall not increase the Basket;

(3)the redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of the Issuer or any Guarantor that is expressly subordinated in right of payment to the Notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)the payment of any dividend or other distribution by a Restricted Subsidiary of the Issuer in respect of any class or series of securities of such Restricted Subsidiary so long as the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(5)the repurchase or other retirement of Equity Interests to occur in respect of the exercise, vesting or award of Equity Interests to employees or other qualified recipients made for compensation purposes, to the extent such Equity Interests so repurchased or retired represent the exercise price in respect of stock options, or the reduction in Equity Interests to account for payments in respect of withholding, income or similar taxes, paid by the Issuer or its Restricted Subsidiaries on behalf of such employees or other qualified recipients;

(6)so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Restricted Subsidiary of the Issuer held by any current, future or former officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries (or permitted transferees, heirs or estates of such current, future or former officer, director, employee or consultant); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (a) $10.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to clause (b)) of $15.0 million in any calendar year), plus (b) the aggregate cash proceeds received by the Issuer and its Restricted Subsidiaries from any issuance or reissuance of Equity Interests to directors, officers, employees and consultants and the proceeds of any “key man” life insurance policies; provided further that the cancellation of Indebtedness owing to the Issuer or its Restricted Subsidiaries from members of management in connection with such repurchase of Equity Interests will not be deemed to be a Restricted Payment;

(7)so long as no Default has occurred and is continuing or would be caused thereby, Restricted Payments in an aggregate amount outstanding at the time made not to exceed the greater of (x) $75.0 million and (y) 25.0% of Consolidated EBITDA (subject to the adjustments applicable to “Consolidated EBITDA” as provided for in the definition of “Consolidated Fixed Charge Coverage Ratio” as if on a pro forma basis) of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such Restricted Payment for which financial statements have been made publicly available or otherwise delivered to Holders;

(8)Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(9)dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(10)any Restricted Payment made pursuant to or in connection with the Acquisition Transactions;

(11)so long as no Default has occurred and is continuing or would be caused thereby, any Restricted Payment, so long as, immediately after giving effect to such Restricted Payment, the Total Net Leverage Ratio for the most recently ended four fiscal quarters for which financial statements have been made publicly available or otherwise delivered to the Holders immediately preceding such Restricted Payment is not greater than 3.00 to 1.00 on a pro forma basis;

(12)the Issuer may make Restricted Payments in the amount required for any Parent Entity (including, without limitation, any of its members or other owners), (i) to pay franchise taxes necessary to maintain the corporate existence of such Parent Entity, as applicable, (ii) to pay fees and expenses (other than to Affiliates) related to any unsuccessful equity issuance or offering or debt issuance, incurrence or offering, disposition or acquisition, Investment or other transaction permitted by this Agreement, in each case to the extent relating to the Issuer and its Restricted Subsidiaries, (iii) to pay customary salary, bonus and other benefits payable to officers, employees and consultants of any Parent Entity to the extent such salaries, bonuses and other benefits are attributable solely to the ownership or operation of the Issuer and its Restricted Subsidiaries, including the Parent Entity’s proportionate share of such amounts relating to such parent entity being a public company and (iv) that are necessary to consummate the Acquisition Transactions or the proceeds of which shall be distributed in connection with the Acquisition Transactions;

(13)the Issuer may make Restricted Payments in the amount required for any Parent Entity, to pay federal, state, provincial, territorial, local and foreign income taxes of a consolidated, combined or similar income tax group (a “Tax Group”) of which the applicable Parent Entity is the common parent, with respect to any taxable year (or portion thereof) ending after the Issue Date or any taxable year (or portion thereof) that is the subject of any audit adjustment after the Issue Date (to the extent of any taxes attributable to such audit adjustments) with respect to which the Issuer or any Restricted Subsidiary is a member of such Tax Group, that are attributable to the taxable income of the Issuer and/or its applicable Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Issuer and its applicable Subsidiaries would have been required to pay if such entities were a stand-alone Tax Group for all relevant taxable periods; provided, further, that the permitted payment pursuant to this clause (13) with respect to any taxes of an Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Issuer or any Subsidiary Guarantor (directly or indirectly) for the purposes of paying such consolidated, combined or similar taxes;

(14)the Issuer may (or may make Restricted Payments to allow any Parent Entity to) (i) pay cash in lieu of fractional shares in connection with any Restricted Payment, split or combination thereof or any Permitted Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(15)the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary issued or incurred in accordance with Section 4.10;

(16)any Qualified Receivables Transaction (including transfers of receivables between the Issuer or any of its Subsidiaries and any Receivables Entity, transfers by any Receivables Entity to any other Person and payments of amounts pursuant to such Qualified Receivables Transaction) and any distribution or payment of purchase price, commissions, discounts, yield and other fees and charges incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any receivables or Related Assets of the type specified in the definition of “Qualified Receivables Transaction,” including the repurchase of receivables by the Issuer or any of its Subsidiaries as a result of a Receivables Repurchase Obligation or other payment obligations of the Issuer or any Restricted Subsidiary of the Issuer pursuant to Standard Securitization Undertakings; and

(17)so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends to the holders of common stock of the Issuer and/or the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Equity Interests of the Issuer pursuant to a repurchase program approved by the Issuer’s Board of Directors; provided that the aggregate amount of cash consideration paid for all such dividends, purchases, repurchases, redemptions, defeasances or other acquisitions or retirements shall not exceed $20.0 million during any fiscal year (with any unused amounts up to $10.0 million per fiscal year carrying over to the next succeeding fiscal year).

The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

SECTION 4.12.Liens.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, or Attributable Debt on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien; provided that if such obligation is by its terms expressly subordinated to the Notes or any Subsidiary Guarantee, the Lien securing such obligation shall be subordinate and junior to the Lien securing the Notes and the Subsidiary Guarantees with the same relative priority as such subordinate or junior obligation shall have with respect to the Notes and the Subsidiary Guarantees.

With respect to any revolving loan Indebtedness or commitment relating to the Incurrence of Indebtedness that is designated to be Incurred on any date pursuant to the fourth paragraph of Section 4.10, any Lien that does or that shall secure such Indebtedness may also be designated by the Issuer or any Restricted Subsidiary to be Incurred on such date and, in any such event, any related subsequent actual Incurrence of such Lien shall be deemed for all purposes under the indenture to be Incurred on such prior date, including for purposes of calculating usage of any “Permitted Lien” until such time as the related Indebtedness is no longer deemed outstanding pursuant to the fourth paragraph of Section 4.10.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing costs, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or deferred financing costs or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 4.13.Asset Sales.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (as determined in good faith by the Issuer at the time of contractually agreeing to such Asset Sale) at least equal to the Fair Market Value of the assets or Equity Interests issued, sold or otherwise disposed of; and

(b)at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary together with all other Asset Sales since the Issue Date is in the form of cash or Cash Equivalents and is received at the time of such Asset Sale.

For purposes of clause (b) of the preceding paragraph, each of the following shall be deemed to be cash:

(a)the amount of any liabilities shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by another Person and for which the Issuer and its Restricted Subsidiaries are released from further liability or terminated;

(b)any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from the applicable transferee that are promptly (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion);

(c)the Fair Market Value of any Additional Assets received; and

(d)any Designated Non-Cash Consideration received by the Issuer and its Restricted Subsidiaries in an Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 4.13 that is at the time outstanding not to exceed the greater of $50.0 million and 30.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four quarters prior to such Asset Sale for which financial statements have been made publicly available or otherwise delivered to Holders.

Within 450 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer may apply such Net Proceeds at its option:

(1)to repay Secured Indebtedness and, if the Secured Indebtedness repaid is revolving credit Indebtedness, to permanently reduce a corresponding amount of commitments with respect thereto;

(2)to invest in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Proceeds received by the Company or another Restricted Subsidiary); and/or

(3)to redeem Notes pursuant to Section 3.07.

In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the 18-month anniversary of the date of the receipt of such Net Proceeds.

Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not in violation of this Indenture.

Any Net Proceeds from Asset Sales that are not applied as provided in the preceding paragraph will constitute “Excess Proceeds.”  When the aggregate amount of Excess Proceeds exceeds the greater of (x) $50.0 million and (y) 30.0% of the Consolidated EBITDA (subject to the adjustments applicable to “Consolidated EBITDA” as provided for in the definition of “Consolidated Fixed Charge Coverage Ratio” as if on a pro forma basis) of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which financial statements have been made publicly available or otherwise delivered to Holders, the Issuer will make an offer to

(e)all Holders of Notes; and

(f)all holders of other Indebtedness that ranks pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (“Pari Passu Debt”), in each case, to purchase (an “Asset Sale Offer”) the maximum principal amount of Notes or Notes and such Pari Passu Debt, as the case may be, that may be purchased with the Excess Proceeds (the “Asset Sale Offer Amount”).  The offer price in any Asset Sale Offer will be equal to (i) 100% of the principal amount of Notes purchased or (ii) 100% of the principal amount of Notes purchased and 100% of the principal amount (or accreted value) of such Pari Passu Debt purchased, in each case, plus accrued and unpaid interest, if any, to the date of purchase (the “Asset Sale Payment”), and will be payable in U.S. Legal Tender.  If the aggregate principal amount of Notes and such Pari Passu Debt tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee (or trustees) shall select the Notes and such Pari Passu Debt, as the case may be, to be purchased on a pro rata basis.  Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.  Accordingly, if any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not in violation of this Indenture.

When any non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash or Cash Equivalents, such cash and Cash Equivalents must be applied in accordance with this Section 4.13.

Upon the commencement of an Asset Sale Offer, the Issuer shall send, by first-class mail, a notice to the Trustee and to each Holder at its registered address.  The notice shall contain all instructions and materials necessary to enable such Holder to tender Notes pursuant to the Asset Sale Offer.  Any Asset Sale Offer shall be made to all Holders.  The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(1)that the Asset Sale Offer is being made pursuant to this Section 4.13;

(2)the Asset Sale Offer Amount, the Asset Sale Payment and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 15 days and no later than 60 days from the date such notice is mailed (the “Asset Sale Payment Date”);

(3)that any Notes not tendered or accepted for payment shall continue to accrue interest;

(4)that, unless the Issuer defaults in making such payment, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Payment Date;

(5)that Holders electing to have a Note purchased pursuant to the Asset Sale Offer may elect to have only a portion of such Note purchased;

(6)that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to

Elect Purchase” on the reverse of the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or the Paying Agent at the address specified in the notice at least three Business Days before the Asset Sale Payment Date;

(7)that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than on the Asset Sale Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)that, if the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Sale Offer Amount, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(9)that Holders the Notes of which were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On the Asset Sale Payment Date, the Issuer shall, to the extent lawful:  (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer; (2) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Asset Sale Payment in respect of all Notes or portions thereof so tendered; and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer.  The Issuer shall publicly announce the results of the Asset Sale Offer on the Asset Sale Payment Date.

The Paying Agent shall promptly mail to each Holder of Notes so tendered the Asset Sale Payment for such Notes and the Trustee shall promptly authenticate pursuant to an authentication order and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.  However, if the Asset Sale Payment Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in the name of which a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders that tender Notes pursuant to the Asset Sale Offer.

The Issuer will comply with the requirements of Rule 14e‑1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer.  To the extent the provisions of any applicable securities laws or regulations conflict with the provisions of this Indenture relating to an Asset Sale Offer, the Issuer will not be deemed to have breached its obligations under this Indenture by virtue of complying with such laws or regulations.

SECTION 4.14.Transactions with Affiliates.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(1)such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would reasonably be expected to have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the Issuer set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.14.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the preceding paragraph:

(1)transactions exclusively between or among the Issuer and/or one or more of its Restricted Subsidiaries (or any entity that will become a Restricted Subsidiary as a result of such transaction);

(2)any agreement in effect on the Issue Date as in effect on the Issue Date (or the date of consummation of the Acquisition, in the case of Restricted Subsidiaries comprising the Anlin Group) or as thereafter amended in a manner which, taken as a whole, in the good faith judgment of the Board of Directors of the Issuer, is not materially less favorable to the Issuer or such Restricted Subsidiary than the original agreement as in effect on the Issue Date (or the date of consummation of the Acquisition, in the case of Restricted Subsidiaries comprising the Anlin Group);

(3)any employment, compensation, benefit or indemnity agreements, arrangements or plans in respect of any officer, director, employee or consultant of the Issuer or any of its Restricted Subsidiaries entered into in the ordinary course of business and approved by the Board of Directors of the Issuer or an authorized committee thereof;

(4)any transaction permitted as a “Permitted Investment”;

(5)transactions between the Issuer or any of its Restricted Subsidiaries on the one hand and any Person that is not a Subsidiary of the Issuer on the other hand; provided, in each case, that (i) such transaction (a) is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would reasonably be expected to have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and (b) is not otherwise in violation of this Indenture and (ii) no Affiliate of the Issuer (other than a Restricted Subsidiary) owns any Equity Interests in any Person that is a party to such transaction;

(6)the issuance and sale of Qualified Capital Stock;

(7)Restricted Payments that are permitted by Section 4.11;

(8)the consummation of the Acquisition Transactions and the payment of any reasonable fees or expenses incurred in connection therewith (including dividends to any direct or indirect parent entities of the Issuer to fund payment) and all legal, accounting and other professional fees and expenses; and

(9)transactions between or among the Issuer and/or its Restricted Subsidiaries on the one hand and a Receivables Entity on the other hand, or transactions between a Receivables Entity and any Person in which the Receivables Entity has an Investment, in each case effected as part of a Qualified Receivables Transaction.

SECTION 4.15.Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)pay dividends or make any other distributions on or in respect of its Equity Interests to the Issuer or any of the Issuer’s Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to the Issuer or any of the Issuer’s Restricted Subsidiaries;

(2)make loans or advances to the Issuer or any of the Issuer’s Restricted Subsidiaries; or

(3)transfer any of its properties or assets to the Issuer or any of the Issuer’s Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)the Senior Secured Credit Agreement or any Existing Indebtedness, in each case, as in effect on the Issue Date (or the date of consummation of the Acquisition, in the case of Restricted Subsidiaries comprising the Anlin Group) and any amendments or refinancings thereof; provided that such amendments or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Senior Secured Credit Agreement or such Existing Indebtedness, as applicable, as in effect on the date of this Indenture;

(2)this Indenture and the Notes;

(3)applicable law, rule, regulation or order of any governmental authority;

(4)any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)customary non-assignment provisions (and sublease restrictions) in leases, subleases, licenses and sublicenses entered into in the ordinary course of business and consistent with past practices;

(6)Purchase Money Obligations that impose restrictions only on the property acquired of the nature described in clause (3) of the preceding paragraph;

(7)any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition; provided that such sale or disposition is not in violation of Section 4.13;

(8)Permitted Refinancing Indebtedness; provided that such dividend and other restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)Liens securing Indebtedness otherwise permitted to be incurred pursuant to Section 4.12 that limit the right of the Issuer or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(10)other Indebtedness, Disqualified Capital Stock or Preferred Stock permitted to be incurred subsequent to the Issue Date pursuant to Section 4.10; provided that such encumbrances and restrictions apply only to such Restricted Subsidiary and its assets; and provided, further, that the Issuer has determined in good faith, at the time of creation of each such encumbrance or restriction, that such encumbrances and restrictions would not individually or in the aggregate have a material adverse effect on the Issuer’s ability to make required payments in respect of the Notes;

(11)provisions with respect to the disposition or distribution of assets or property in joint venture agreements (including, without limitation, agreements with respect to Restricted Subsidiaries that are not wholly owned), asset sale agreements and other similar agreements entered into in the ordinary course of business;

(12)customary restrictions on cash or other deposits or net worth imposed by customers or government authorities under contracts or other agreements entered into in the ordinary course of business;

(13)any agreement relating to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or Capital Lease Obligation, in each case, that is otherwise not prohibited by this Indenture, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to a Sale and Leaseback Transaction, Purchase Money Obligation, industrial revenue bond or capital lease;

(14)Indebtedness or other contractual requirements of a Receivables Entity or any Standard Securitization Undertakings, in each case in connection with a Qualified Receivables Transaction; provided, that such restrictions apply only to such Receivables Entity, receivables and Related Assets;

(15)in the case of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, restrictions and conditions imposed by its organizational documents or any related joint venture or similar agreement; and

(16)resulting from customary provisions, which restrict assignment of the agreements or rights thereunder, in connection with Intellectual Property licenses, covenants not to sue, releases or other similar rights or immunities.

SECTION 4.16.Additional Subsidiary Guarantees.

If any Restricted Subsidiary that is not an Excluded Subsidiary becomes a guarantor, borrower and/or issuer in respect of (i) Indebtedness (excluding Hedging Obligations) incurred pursuant to clause (1) of the definition of Permitted Debt (including, for the avoidance of doubt, the Senior Secured Credit Facilities), (ii) capital markets Indebtedness constituting Material Indebtedness and/or (iii) syndicated loan Indebtedness constituting Material Indebtedness, then that Restricted Subsidiary must become a Guarantor and shall, concurrently with the Guarantee of such Indebtedness:

(1)execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and this Indenture on the terms set forth in this Indenture; and

(2)deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a valid and legally binding and enforceable obligation of such Restricted Subsidiary, subject to customary exceptions.

Thereafter, such Restricted Subsidiary shall be a Guarantor for purposes of this Indenture.

Notwithstanding the preceding paragraph, each Subsidiary Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances set forth in Section 11.05.

SECTION 4.17.[Reserved].

SECTION 4.18.Reports to Holders.

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuer will furnish to the Trustee for provision to the Holders of Notes, within the time periods specified in the SEC’s rules and regulations:

(1)all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2)information that would be required to be contained in a filing with the SEC on Form 8-K;

provided that any such above information or reports filed with the Electronic Data Gathering Analysis and Retrieval System (EDGAR) system of the SEC (or successor system) and available publicly on the Internet shall be deemed to be furnished to the Holders of Notes; provided, further, that the Trustee will have no responsibility whatsoever to determine if such filing has occurred.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries and the Unrestricted Subsidiaries taken as a whole account for at least 10.0% of the Consolidated EBITDA (calculated for the Issuer and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which financial statements have been made publicly available or otherwise delivered to Holders, of the Issuer and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Issuer’s Unrestricted Subsidiaries.

Notwithstanding the foregoing, the financial statements, information and other documents required to be provided as described above, may be those of (i) the Issuer or (ii) any Parent Entity that becomes a guarantor of the Notes rather than those of the Issuer; provided, in the case of (ii), to the extent that the financial statements of the Parent Entity would differ materially from those of the Issuer, such financial statements shall be accompanied by consolidated information that explains in reasonable detail the difference between the information relating to the Parent Entity, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

For so long as any Notes remain outstanding, the Issuer and the Guarantors shall furnish to Holders of Notes and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 4.19.Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Issuer may designate (a “Designation”) any Restricted Subsidiary to be an Unrestricted Subsidiary if such Designation would not cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such Designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 4.11 or for Permitted Investments, as applicable.  All such outstanding Investments will be valued at their Fair Market Value at the time of such Designation in accordance with the second to last paragraph of Section 4.11.  Such Designation will be permitted only if such Investment would be a Permitted Investment or otherwise would at the time of such Designation not be in violation of Section 4.11.

The Board of Directors of the Issuer may revoke any Designation of a Subsidiary of the Issuer as an Unrestricted Subsidiary (a “Revocation”); provided that

(a)no Default exists at the time of or after giving effect to such Revocation; and

(b)all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of this Indenture.

Any such Designation or Revocation by the Board of Directors of the Issuer after the Issue Date shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such Designation or Revocation and an Officer’s Certificate certifying that such Designation or Revocation complied with the foregoing provisions.

SECTION 4.20.[Reserved].

SECTION 4.21.Suspension of Covenants.

(a)During any period of time that:

(i)	the Notes have Investment Grade Ratings from both Rating Agencies, and

(ii)	no Default has occurred and is continuing (the occurrence of the events described in the foregoing clause (i) and this clause (ii) being collectively referred to as a “Covenant Suspension Event”),

the Issuer and its Restricted Subsidiaries shall not be subject to Sections 4.10, 4.11, 4.13, 4.14, 4.15, 4.16 and 5.01(a)(4) of this Indenture (collectively, the “Suspended Covenants”).

(b)In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events, unless and until a subsequent Covenant Suspension Event occurs.

(c)The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this Indenture as the “Suspension Period.”  Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset at zero.  With respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments since the Issue Date made shall be calculated as though Section 4.11 had been in effect during the Suspension Period.  No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period, unless such designation would have complied with Section 4.19 as if the Suspended Covenants were in effect during such period.  In addition, all Indebtedness incurred or Preferred Stock issued, during the Suspension Period shall be classified as having been incurred pursuant to clause (2)(b) of the second paragraph of Section 4.10.  In addition, for purposes of Section 4.14, all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary during the Suspension Period prior to such Reversion Date shall be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 4.15, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such Section shall be deemed to have been existing on the Issue Date.

(d)During the Suspension Period, any reference in the definition of “Permitted Liens” and Section 4.19 to any provision of Section 4.10 or any provision thereof shall be construed as if such Section had remained in effect since the Issue Date and during the Suspension Period.

(e)Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period and the Issuer and any subsidiary shall be permitted, following a Reversion Date, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof), to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

(f)The Issuer shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of the continuance and termination of any Suspension Period.  The Trustee shall provide a copy of such certificate to any Holder of Notes upon written request.  Neither the Trustee nor any paying agent shall be responsible for monitoring the Issuer’s rating status, making any request upon any Rating Agency, or determining whether any rating event has occurred.

ARTICLE Five

SUCCESSOR CORPORATION

SECTION 5.01.Merger, Consolidation, or Sale of Assets.

(a)The Issuer may not, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the Issuer’s properties or assets (determined on a consolidated basis for the Issuer and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless:

(1)either:  (A) the Issuer is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (the “Surviving Person”) is a corporation or limited liability company organized under the laws of the United States, any State thereof or the District of Columbia;

(2)the Surviving Person assumes all the obligations of the Issuer under the Notes and this Indenture, pursuant to agreements reasonably satisfactory to the Trustee;

(3)immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(4)immediately after such transaction the Issuer or the Surviving Person will either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.10; or (B) have a Consolidated Fixed Charge Coverage Ratio of not less than the Consolidated Fixed Charge Coverage Ratio of the Issuer immediately prior to such merger, sale, assignment, transfer, lease, conveyance or other disposition.

The foregoing clauses (3) and (4) shall not apply to (a) a merger or consolidation of any Restricted Subsidiary with or into the Issuer or (b) a transaction solely for the purpose of and with the effect of reincorporating the Issuer in another jurisdiction and/or forming a holding company to hold all of the Capital Stock of the Issuer or forming an intermediate holding company to hold all of the Capital Stock of the Issuer’s Subsidiaries.

In the event of any transaction described in and complying with the conditions listed in the preceding paragraph in which the Issuer is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer and the Issuer will be discharged from all obligations and covenants under this Indenture and the Notes.

(b)No Guarantor may, and the Issuer will not cause or permit any Guarantor to, consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person unless:

(1)immediately after such transaction, no Default exists (including, without limitation, after giving effect to any Indebtedness or Liens incurred, assumed or granted in connection with or in respect of such transaction); and

(2)the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under its Subsidiary Guarantee and this Indenture pursuant to agreements reasonably satisfactory to the Trustee.

The requirements of this clause (b) shall not apply to (x) a consolidation or merger of any Guarantor with or into the Issuer or any other Guarantor so long as the Issuer or a Guarantor survives such consolidation or merger or (y) the sale by consolidation or merger of a Guarantor, which sale is not in violation of Section 4.13.

(c)The Issuer will deliver to the Trustee prior to the consummation of each proposed transaction specified in (a) or (b) above an Officer’s Certificate certifying that the conditions set forth above are satisfied and an Opinion of Counsel, which opinion may contain customary exceptions and qualifications, that the proposed transaction is not in conflict with, and the supplemental indenture, if any, complies with, this Indenture.

ARTICLE Six

DEFAULT AND REMEDIES

SECTION 6.01.Events of Default.

Each of the following is an “Event of Default”:

(1)default for a continued period of 30 days in the payment when due of interest on the Notes;

(2)default in payment when due of the principal of or premium, if any, on the Notes;

(3)failure by the Issuer or any of its Subsidiaries to comply with Section 4.09 or 4.13 of this Indenture for 30 days after delivery of written notice thereof by the Trustee or Holders of at least 25% of the principal amount of the Notes then outstanding;

(4)failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the other agreements or covenants in this Indenture or the Notes for 60 days after delivery of written notice of such failure to comply by the Trustee or Holders of not less than 25% of the principal amount of the Notes then outstanding;

(5)default by the Issuer or any of its Restricted Subsidiaries under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness whether such Indebtedness now exists or is created after the date of this Indenture, if that default:

(a)is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the applicable grace period (a “Payment Default”); or

(b)results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated and remains unpaid, aggregates $50.0 million or more;

(6)failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50.0 million (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof), which judgments remain outstanding for a period of 90 days following such judgment or decree and are not paid, discharged or stayed;

(7)except as permitted by this Indenture, any Subsidiary Guarantee of any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee, if such default were to continue for a period of 20 days;

(8)a court having jurisdiction in the premises enters (a) a decree or order for relief in respect of the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any of its

Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or ordering the winding up or liquidation of its affairs, and any such decree or order of the type in clause (a) or (b) above remains unstayed and in effect for a period of 60 consecutive days; or

(9)the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary:

(a)commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

(b)consents to the entry of a decree or order for relief in respect of the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(c)files a petition, as debtor, or answer or consent seeking reorganization or relief under any applicable federal or state law; or

(d)consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary or of any substantial part of its property; or

(e)makes an assignment for the benefit of creditors; or

(f)admits in writing its inability to pay its debts generally as they become due.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (other than any Holder that is a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Company with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio (other than any indemnity such Directing Holder may have offered the Trustee), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs. For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, monitor or enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Company, any Holder or any other Person in acting in good faith on a Noteholder Direction. For the avoidance of doubt, this paragraph shall not apply to any holder that is a Regulated Bank; provided that if a Regulated Bank is a Directing Holder or a beneficial owner directing DTC it shall provide a written representation to the Company that it is a Regulated Bank.

If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action.  Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.18 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the Event of Default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Issuer or a Restricted Subsidiary of the Issuer (including the Issuer) or waived by the holders of the relevant Debt within 30 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the trustee for the payment of amounts due on the Notes.

SECTION 6.02.Acceleration.

In the case of an Event of Default arising from either Section 6.01(8) or (9) with respect to the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements of the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare, or such Holders may direct the Trustee to declare, all the Notes to be due and payable immediately.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1)if the rescission would not conflict with any judgment or decree;

(2)if all existing Defaults have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances in accordance with Section 7.07; and

(5)in the event of the cure or waiver of a Default of the type set forth in Section 6.01(8) or (9), the Trustee shall have received an Officer’s Certificate and an Opinion of Counsel that such Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03.Other Remedies.

If a Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

SECTION 6.04.Waiver of Past Defaults.

Subject to Sections 2.09, 6.07 and 9.02, the Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default and its consequences, except a Default in the payment of principal of or interest on any Note as specified in Section 6.01(1) or (2).  The Issuer shall deliver to the Trustee an Officer’s Certificate stating that the requisite percentage of Holders has consented to such waiver and attaching copies of such consents.  When a Default is waived, it is cured and ceases.

SECTION 6.05.Control by Majority.

The Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it.  However, subject to Section 7.01, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether such direction is unduly prejudicial to such Holders) or that may result in the incurrence of liability by the Trustee; provided that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification against any loss or expense caused by taking such action or following such direction.

SECTION 6.06.Limitation on Suits.

A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1)the Holder gives to the Trustee written notice of a continuing Event of Default;

(2)the Holder or Holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)such Holder or Holders offer and provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)the Trustee does not comply with the request within 45 days after receipt of the request and the offer and the provision of indemnity; and

(5)during such 45-day period the Holder or Holders of a majority in principal amount of the outstanding Notes do not give the Trustee a direction that, in the opinion of the Trustee, is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

SECTION 6.07.Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

SECTION 6.08.Collection Suit by Trustee.

If a Default in payment of principal or interest specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due to the Trustee under Section 7.07.

SECTION 6.09.Trustee May File Proofs of Claim.

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuer, its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due to the Trustee under Section 7.07.  Nothing herein contained shall be deemed to authorize the Trustee to authorize, consent to, accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.  The Trustee shall be entitled to participate as a member of any official committee of creditors in such matters as it deems necessary or advisable.

SECTION 6.10.Priorities.

If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

First:  to the Trustee for amounts due hereunder (including the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts in accordance with Section 7.07);

Second:  to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third:  to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth:  to the Issuer or, if applicable, the Guarantors, in accordance with their respective interests.

The Trustee, upon prior notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11.Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

ARTICLE Seven

TRUSTEE

SECTION 7.01.Duties of Trustee.

(a)If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)Except during the continuance of a Default or Event of Default:

(1)The Trustee need perform only those duties as are specifically set forth herein and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(2)In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officer’s Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture.  However, in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof.

(c)Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(1)This paragraph does not limit the effect of paragraph (b) of this Section 7.01.

(2)The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(3)The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.02, 6.04 and 6.05.

(d)No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(e)Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(f)The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.  Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)In the absence of negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

SECTION 7.02.Rights of Trustee.

Subject to Section 7.01:

(a)The Trustee may rely conclusively and shall be fully protected in acting and refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c)The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)The Trustee shall not be liable for any action it takes or omits to take in good faith that it reasonably believes is authorized or within its rights or powers.

(e)The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby.

(g)The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officer’s Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuer, to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and the Trustee shall incur no additional liability by reason of such inquiry or investigation.

(h)The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i)The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j)The Trustee shall not be deemed to have notice of any Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event that is in fact such a Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k)The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and each agent, Agent, custodian and other Person employed to act hereunder.

(l)The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(m)In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of the form of the action or whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n)The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by an event beyond the control of the Trustee, which event (i) does not arise or result from the fault or negligence of the Trustee and (ii) by its nature would not reasonably have been foreseen by the Trustee, or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions or failure of external electrical systems.

SECTION 7.03.Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates with the same rights it would have if it were not the Trustee.  Any Agent may do the same with like rights.  However, the Trustee must comply with Sections 7.10 and 7.11.

SECTION 7.04.Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity, correctness or adequacy of this Indenture, the Guarantees or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes and it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture or any document issued in connection with the sale of Notes or any statement in the Notes other than the Trustee’s certificate of authentication.  The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture. In accepting the trust hereby created, the Trustee acts solely as Trustee under this Indenture and not in its individual capacity.

SECTION 7.05.Notice of Default.

If a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall deliver to each Holder notice of the uncured Default within 60 days after such Default occurs or 30 days after the Trustee receives such notice, whichever comes later.  Except in the case of a Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Asset Sale Payment Date pursuant to an Asset Sale Offer, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

SECTION 7.06.[Reserved].

SECTION 7.07.Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation as the Issuer and the Trustee shall from time to time agree in writing for its services hereunder.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including reasonable fees and expenses of counsel or other outside agents) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence or willful misconduct.

The Issuer and all Guarantors shall jointly and severally indemnify the Trustee and its agents, employees, officers and directors for, and hold them harmless against, any and all loss, damage, claims, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability or expense incurred by them except for such actions to the extent caused by any negligence or willful misconduct on the part of the Trustee, its employees, officers and directors, arising out of or in connection with the acceptance or administration of this trust, including the reasonable costs and expenses of defending themselves against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder.  The Trustee shall notify the Issuer promptly of any claim asserted against the Trustee or any of its agents, employees, officers, stockholders and directors for which it may seek indemnity.  The Issuer may, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), defend the claim and the Trustee shall cooperate in the defense.  The Trustee and its agents, employees, officers, stockholders and directors subject to the claim may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel.  The Issuer need not pay for any settlement made without its written consent.  The Issuer need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable judgment.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a senior claim prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except such assets or money held in trust to pay principal of or interest on particular Notes.

When the Trustee incurs expenses or renders services after a Default specified in Section 6.01(8) or (9) occurs, such expenses and the compensation for such services are intended to constitute expenses of administration under any applicable Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the resignation or removal of the Trustee.

SECTION 7.08.Replacement of Trustee.

The Trustee may resign at any time by so notifying the Issuer in writing.  The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuer and the Trustee and may appoint a successor Trustee.  The Issuer may remove the Trustee if:

(1)the Trustee fails to comply with Section 7.10;

(2)the Trustee is adjudged a bankrupt or an insolvent;

(3)a receiver or other public officer takes charge of the Trustee or its property; or

(4)the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall notify each Holder of such event and shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 7.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 7.07, the resignation or removal of the retiring Trustee shall become effective and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09.Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided that such corporation shall be otherwise qualified and eligible under this Article Seven.

SECTION 7.10.Eligibility; Disqualification.

This Indenture shall always have a Trustee that satisfies the requirement of TIA §§ 310(a)(1), 310(a)(2) and 310(a)(5).  The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.  In addition, if the Trustee is a corporation included in a bank holding company system, the Trustee, independently of the bank holding company, shall meet the capital requirements of TIA § 310(a)(2).  The Trustee shall comply with TIA § 310(b); provided, however, that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuer are outstanding, if the requirements for such exclusion set forth in TIA § 310(b)(1) are met.  The provisions of TIA § 310 shall apply to the Issuer and any other obligor of the Notes.

SECTION 7.11.Preferential Collection of Claims Against the Issuer.

The Trustee, in its capacity as Trustee hereunder, shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee that has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.

ARTICLE Eight

DISCHARGE OF INDENTURE; DEFEASANCE

SECTION 8.01.Termination of the Issuer’s Obligations.

The Issuer may terminate its obligations under the Notes and this Indenture, except those obligations referred to in the penultimate paragraph of this Section 8.01, if:

(a)either:

(i)all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation; or

(ii)all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the provision of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, U.S. Legal Tender, Government Securities or a combination of U.S. Legal Tender and Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the

Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b)no Default has occurred and is continuing on the date of the deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c)the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture;

(d)the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(e)the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the termination of the Issuer’s obligations under the Notes and this Indenture have been complied with.

Upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption).

Subject to the next sentence and notwithstanding the foregoing paragraph, the Issuer’s obligations in Sections 2.05, 2.06, 2.07, 2.08, 4.01, 4.02, 7.07, 8.05 and 8.06 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.08.  After the Notes are no longer outstanding, the Issuer’s obligations in Sections 7.07, 8.05 and 8.06 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

SECTION 8.02.Legal Defeasance and Covenant Defeasance.

(a)The Issuer may, at its option by Board Resolution of the Board of Directors of the Issuer, at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes and this Indenture upon compliance with the conditions set forth in Section 8.03.

(b)Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.03, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”).  For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.04 hereof and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture and the Guarantors shall be deemed to have satisfied all of their obligations under the Subsidiary Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(i)the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.04 hereof, and as more fully set forth in such Section 8.04, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

(ii)the Issuer’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.10, 2.15, 2.16 and 4.02 hereof; and

(iii)the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s obligations in connection therewith.

Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02(b) notwithstanding the prior exercise of its option under Section 8.02(c) hereof.

(c)Upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.03 hereof, be released from their respective obligations under the covenants contained in Sections 4.03 (with respect to Restricted Subsidiaries only), 4.04 and 4.09 through 4.22 and clause (4) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.03 are satisfied (hereinafter, “Covenant Defeasance”) and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes may not be deemed outstanding for accounting purposes).  For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Issuer’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.03 hereof, (i) any event described in clause (3), (4), (5), (6) or (7) of Section 6.01 will no longer constitute an Event of Default and (ii) any event described in clause (1), (2), (8) or (9) of Section 6.01 will continue to constitute an Event of Default.

SECTION 8.03.Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02(b) or 8.02(c) hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. Legal Tender, Government Securities or a combination thereof in such amounts as will be sufficient, in the opinion of an independent firm of certified public accountants or investment banking or financial advisory firm, to pay the principal of, premium, if any, and interest on the outstanding Notes to the date of maturity or the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)in the case of an election under Section 8.02(b) hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)in the case of an election under Section 8.02(c) hereof, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit);

(5)such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6)the Issuer must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7)the Issuer must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SECTION 8.04.Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and Government Securities deposited with it pursuant to this Article Eight, and shall apply the deposited U.S. Legal Tender and the money from Government Securities in accordance with this Indenture to the payment of principal of and interest on the Notes.  The Trustee shall be under no obligation to invest said U.S. Legal Tender and Government Securities except as it may agree with the Issuer.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and Government Securities deposited pursuant to Section 8.03 or the principal and interest received in respect thereof other than any such tax, fee or other charge that by law is for the account of the Holders of the outstanding Notes.

Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the Issuer’s request any U.S. Legal Tender and Government Securities held by it as provided in Section 8.03 which, in the opinion of an independent firm of certified public accountants or investment banking of financial advisory firm expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect a Legal Defeasance or Covenant Defeasance.

SECTION 8.05.Repayment to the Issuer.

Subject to this Article Eight and the applicable escheatment laws, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request any excess U.S. Legal Tender and Government Securities held by them at any time and thereupon shall be relieved from all liability with respect to such money.  The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Issuer cause to be published once in a newspaper of general circulation in The City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein, which shall be at least 30 days from the date of such publication or mailing, any unclaimed balance of such money then remaining will be repaid to the Issuer.  After payment to the Issuer,

Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person.

SECTION 8.06.Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and Government Securities in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and Government Securities in accordance with this Article Eight; provided that if the Issuer has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender and Government Securities held by the Trustee or the Paying Agent.

ARTICLE Nine

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01.Without Consent of Holders.

Notwithstanding Section 9.02, the Issuer, the Guarantors and the Trustee, together, may amend or supplement this Indenture, the Notes or the Subsidiary Guarantees without notice to or consent of any Holder:

(1)to cure any ambiguity, defect or inconsistency;

(2)to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)to provide for the assumption of the Issuer’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets;

(4)to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any Holder;

(5)to evidence and provide for the acceptance of appointment under this Indenture by a successor or replacement Trustee; or

(6)to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(7)to conform the text of this Indenture, the Subsidiary Guarantees or the Notes to any provision of the section entitled “Description of Notes” in the Offering

Memorandum to the extent that such provision was intended to be a substantially verbatim recitation of a provision of this Indenture, the Subsidiary Guarantees or the Notes;

(8)to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the Notes;

(9)to secure the Notes or any Subsidiary Guarantee; or

(10)to add to the covenants of the Issuer for the benefit of the Holders of Notes or surrender any right or power conferred upon the Issuer.

provided that the Issuer has delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate, each stating that such amendment or supplement complies with the provisions of this Section 9.01.

After an amendment or supplement under this Section 9.01 becomes effective, the Issuer shall provide to the respective Holders a notice briefly describing such amendment or supplement.  Any failure of the Issuer to mail such notice to all Holders entitled to receive such notice, or any defect therein, shall not, however, impair or affect the validity of any such amendment or supplement.

SECTION 9.02.With Consent of Holders.

(a)Subject to Section 6.07, the Issuer, the Guarantors and the Trustee, together, with the written consent of the Holder or Holders of a majority in aggregate principal amount of the outstanding Notes (including Additional Notes, if any), may enter into one or more supplemental indentures to amend or supplement this Indenture, the Notes or the Subsidiary Guarantees, without notice to any other Holders.  Subject to Section 6.07, the Holder or Holders of a majority in aggregate principal amount of then outstanding Notes (including Additional Notes, if any), may waive any existing Default or compliance with any provision of this Indenture, the Notes or the Subsidiary Guarantees without notice to any other Holders.

(b)Notwithstanding Section 9.02(a), without the consent of each Holder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 6.04, may not (with respect to any Notes held by a non-consenting Holder):

(1)reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver or make any other change in the amendment and waiver provisions of this paragraph;

(2)reduce the principal of or change or have the effect of changing the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions of Sections 4.09 and 4.13, subject to clause (9) below);

(3)reduce the rate of or change the time for payment of interest on any Note (other than pursuant to Sections 4.09 and 4.13 of this Indenture, subject to clause (9) below);

(4)waive an uncured Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)make any Note payable in money other than that stated in the Notes;

(6)impair or affect the right of any Holder of Notes to institute suit for the enforcement of any payment on or after the due dates therefor, or make any changes in the provisions of this Indenture permitting Holders of a majority in principal amount of Notes to waive any past Default and its consequences;

(7)waive a redemption payment with respect to any Note (other than a payment required by one of the provisions of Section 4.09 or Section 4.13, subject to clause (9) below);

(8)release all or substantially all of the Guarantors from their respective Subsidiary Guarantees otherwise than in accordance with the terms of this Indenture;

(9)[reserved]; or

(10)expressly subordinate the Notes or the Subsidiary Guarantees to any other obligation of the Issuer or the Guarantors.

(c)It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d)After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall provide to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.03.[Reserved].

SECTION 9.04.[Reserved].

SECTION 9.05.Revocation and Effect of Consents.

Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder or subsequent Holder may revoke the consent as to its Note or portion of its Note by notice to the Trustee or the Issuer received before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver which record date shall be at least 30 days prior to the first solicitation of such consent.  If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons that were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 90 days after such record date.  The Issuer shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (11) of Section 9.02(b), in which case the amendment, supplement or waiver shall bind only each Holder of a Note that has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note.

SECTION 9.06.Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Issuer may require the Holder of the Note to deliver it to the Trustee.  The Issuer shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Issuer’s expense.  Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.07.Trustee to Sign Amendments, Etc.

The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture.  The Trustee shall receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture and such amendment, supplement or waiver constitutes the legal, valid and binding obligation of the Issuer enforceable in accordance with its terms.  Such Opinion of Counsel shall be at the expense of the Issuer.

ARTICLE Ten

[RESERVED]

ARTICLE Eleven

SUBSIDIARY GUARANTEE

SECTION 11.01.Unconditional Guarantee.

Subject to the provisions of this Article Eleven, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees on a senior unsecured basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer or any Guarantors to the Holders or the Trustee hereunder or thereunder:  (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Issuer and all other obligations of the other Guarantors (including under the Subsidiary Guarantees), in each case, to the Holders or the Trustee hereunder or thereunder (including amounts due to the Trustee under Section 7.07 hereof), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuer to the Holders under this Indenture or under the Notes, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately.  An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees and shall entitle the Holders to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Issuer.

Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Issuer, any action to enforce the same, whether or not a Subsidiary Guarantee is affixed to any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Subsidiary Guarantee.  This Subsidiary Guarantee is a guarantee of payment and not of collection.  If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or to any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or such Guarantor, any amount paid by the Issuer or such Guarantor to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  Each Guarantor further agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (a) subject to this Article Eleven, the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Subsidiary Guarantee.

SECTION 11.02.[Reserved].

SECTION 11.03.Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Subsidiary Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Subsidiary Guarantee and this Article Eleven shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Eleven, result in the obligations of such Guarantor under its Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 11.04.Execution and Delivery of Subsidiary Guarantee.

To evidence its Subsidiary Guarantee set forth in Section 11.01, each Guarantor hereby agrees that the execution and delivery of this Indenture or a supplemental indenture hereto, as the case may be, executed on behalf of each Guarantor by either manual or facsimile signature of one Officer or other person duly authorized by all necessary corporate action of each Guarantor who shall have been duly authorized to so execute by all requisite corporate action shall constitute its delivery of its Subsidiary Guarantee.

Each of the Guarantors hereby agrees that its Subsidiary Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Subsidiary Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or a supplemental indenture no longer holds that office at the time the Trustee authenticates the Note or at any time thereafter, such Guarantor’s Subsidiary Guarantee of such Note shall nevertheless be valid.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Subsidiary Guarantee set forth in this Indenture on behalf of each Guarantor.

SECTION 11.05.Release of a Guarantor.

The Subsidiary Guarantee of a Guarantor will be released:

(a)upon the sale or other disposition (including by way of merger or consolidation), to any Person that is not the Issuer or a Subsidiary of the Issuer, of all of the Capital Stock of that Guarantor held by the Issuer or any of its Restricted Subsidiaries or of all or substantially all of the assets of that Guarantor; provided that such sale or other disposition is not in violation of this Indenture;

(b)upon the contemporaneous or substantially contemporaneous release or discharge of such Guarantor as a guarantor or borrower in respect of (1) the Senior Secured Credit Facilities and (2) any other Indebtedness which resulted in the obligation to guarantee the Notes, except, in each case, as a result of payment made by a guarantor in its capacity as a guarantor (and not as a borrower or issuer);

(c)if the Issuer designates such Guarantor as an Unrestricted Subsidiary in accordance with this Indenture;

(d)upon the applicable Guarantor ceasing to be a Subsidiary pursuant to the terms of this Indenture; or

(e)upon legal defeasance of this Indenture, covenant defeasance in accordance with this Indenture or the discharge of the Notes in accordance with this Indenture.

The Trustee shall execute an appropriate instrument prepared by the Issuer evidencing the release of a Guarantor from its obligations under its Subsidiary Guarantee upon receipt of a request by the Issuer or such Guarantor accompanied by an Officer’s Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.05; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officer’s Certificates of the Issuer.

Except as set forth in Articles Four and Five and this Section 11.05, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Issuer or another Guarantor or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Issuer or another Guarantor.

SECTION 11.06.Waiver of Subrogation.

Until this Indenture is discharged and all of the Notes are discharged and paid in full, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of the Issuer’s obligations under the Notes or this Indenture and such Guarantor’s obligations under this Subsidiary Guarantee and this Indenture, in any such instance including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification, and any right to participate in any claim or remedy of the Holders against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights.  If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee or the Holders of Notes under the Notes, this Indenture or any other document or instrument delivered under or in connection with such agreements or instruments shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee or the Holders and shall forthwith be paid to the Trustee for the benefit of itself or such Holders to be credited and applied to the obligations in favor of the Trustee or the Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.06 is knowingly made in contemplation of such benefits.

SECTION 11.07.Immediate Payment.

Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Holders of all Guarantee Obligations owing or payable to the respective Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing.

SECTION 11.08.No Set-Off.

Each payment to be made by a Guarantor hereunder in respect of the Guarantee Obligations shall be payable in the currency or currencies in which such Guarantee Obligations are denominated and shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.09.Guarantee Obligations Absolute.

The obligations of each Guarantor hereunder are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder that may not be recoverable from such Guarantor on the basis of a Guarantee shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.

SECTION 11.10.Guarantee Obligations Continuing.

The obligations of each Guarantor hereunder shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full.  Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.

SECTION 11.11.Guarantee Obligations Not Reduced.

The obligations of each Guarantor hereunder shall not be satisfied, reduced or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture pursuant to Article Eight be or become owing or payable under or by virtue of or otherwise in connection with the Notes or this Indenture.

SECTION 11.12.Guarantee Obligations Reinstated.

The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment that otherwise would have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Issuer or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or any Guarantor or otherwise, all as though such payment had not been made.  If demand for, or acceleration of the time for, payment by the Issuer or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation or reorganization of the Issuer or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.

SECTION 11.13.Guarantee Obligations Not Affected.

The obligations of each Guarantor hereunder shall not be affected, impaired or diminished in any way by any act, omission, matter or thing whatsoever, occurring before, upon or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or any of the Holders) that, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or otherwise affect such obligations, whether occasioned by default of any of the Holders or otherwise, including, without limitation:

(a)any limitation of status or power, disability, incapacity or other circumstance relating to the Issuer or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up or other proceeding involving or affecting the Issuer or any other Person;

(b)any irregularity, defect, unenforceability or invalidity in respect of any indebtedness or other obligation of the Issuer or any other Person under this Indenture, the Notes or any other document or instrument;

(c)any failure of the Issuer or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Notes or any Subsidiary Guarantee, or to give notice thereof to a Guarantor;

(d)the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Issuer or any other Person or their respective assets or the release or discharge of any such right or remedy;

(e)the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(f)any change in the time, manner or place of payment of, or in any other term of, any of the Notes, or any other amendment, variation, supplement, replacement or waiver of, or any consent to departure from, any of the Notes or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest on any of the Notes;

(g)any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Issuer or a Guarantor;

(h)any merger or amalgamation of the Issuer or a Guarantor with any Person or Persons;

(i)the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction by any present or future action of any governmental authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guarantee Obligations or the obligations of a Guarantor under its Subsidiary Guarantee; and

(j)any other circumstance, including release of another Guarantor pursuant to Section 11.05 (other than by complete, irrevocable payment), that might otherwise constitute a legal or equitable discharge or defense of the Issuer under this Indenture or the Notes or of a Guarantor in respect of its Subsidiary Guarantee hereunder.

SECTION 11.14.Waiver.

Without in any way limiting the provisions of Section 11.01, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Holders upon the obligations of any Guarantor hereunder and diligence, presentment, demand for payment on the Issuer, protest, notice of dishonor or non-payment of any of the Guarantee Obligations or other notice or formalities to the Issuer or any Guarantor of any kind whatsoever.

SECTION 11.15.No Obligation to Take Action Against the Issuer.

Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Issuer or any other Person or any property of the Issuer or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Subsidiary Guarantees or under this Indenture.

SECTION 11.16.Dealing with the Issuer and Others.

The Holders, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor, may:

(a)grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Issuer or any other Person;

(b)take or abstain from taking security or collateral from the Issuer or from perfecting security or collateral of the Issuer;

(c)release, discharge, compromise, realize, enforce or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all collateral, mortgages or other security given by the Issuer or any third party with respect to the obligations or matters contemplated by this Indenture or the Notes;

(d)accept compromises or arrangements from the Issuer;

(e)apply all monies at any time received from the Issuer or from any security upon such part of the Guarantee Obligations as the Holders may see fit or change any such application in whole or in part from time to time as the Holders may see fit; and

(f)otherwise deal with, or waive or modify their right to deal with, the Issuer and all other Persons and any security as the Holders or the Trustee may see fit.

SECTION 11.17.Default and Enforcement.

If any Guarantor fails to pay in accordance with Section 11.07 hereof, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Subsidiary Guarantee of any such Guarantor and such Guarantor’s obligations thereunder and hereunder by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor the obligations.

SECTION 11.18.Amendment, Etc.

No amendment, modification or waiver of any provision of this Indenture relating to any Guarantor or consent to any departure by any Guarantor or any other Person from any such provision will in any event be effective unless it is signed by such Guarantor and the Trustee.

SECTION 11.19.[Reserved]

SECTION 11.20.Costs and Expenses.

Each Guarantor shall pay on demand by the Trustee any and all reasonable and documented costs, fees and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors and counsel or any of the Holders in enforcing any of their rights under any Subsidiary Guarantee.

SECTION 11.21.No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Trustee or the Holders, any right, remedy, power or privilege hereunder or under this Indenture or the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under this Indenture or the Notes preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges in the Subsidiary Guarantee and under this Indenture, the Notes and any other document or instrument between a Guarantor and/or the Issuer and the Trustee are cumulative and not exclusive of any rights, remedies, powers and privilege provided by law.

SECTION 11.22.No Defense, Offset or Counterclaim.

The obligations of each Guarantor shall be enforceable against such Guarantor without regard to and without giving effect to any defense, right of offset or counterclaim available to or which may be asserted by the Issuer or any Guarantor.

SECTION 11.23.Severability.

Any provision of this Article Eleven that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction unless its removal would substantially defeat the basic intent, spirit and purpose of this Indenture and this Article Eleven.

SECTION 11.24.Successors and Assigns.

Each Subsidiary Guarantee shall be binding upon and inure to the benefit of each Guarantor and the Trustee and the other Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder.

ARTICLE Twelve

MISCELLANEOUS

SECTION 12.01.[Reserved].

SECTION 12.02.Notices.

Any notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by nationally recognized overnight courier service, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuer or a Guarantor:

c/o PGT Innovations, Inc.
1070 Technology Drive
North Venice, Florida  34275
Attention:  Chief Financial Officer

Telephone:  (941) 480-1600
Facsimile:  (941) 480-2740

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:  Shane Tintle

Telephone:  (212) 450-4526
Facsimile:  (212) 701-5526

if to the Trustee:

U.S. Bank National Association
Two Midtown Plaza, Suite 1050

1349 West Peachtree Street, NW

Atlanta, GA 30309
Attention:  Felicia H. Powell

Telephone:  (404) 898-8828
Facsimile:  (404) 365-7946

with a copy to:

Greenberg Traurig, LLP
Terminus 200
3333 Piedmont Road NE, Suite 2500
Atlanta, GA 30305

Attention:  David R. Yates

Telephone:  (678) 553-2663
Facsimile:  (678) 553-2666

Each of the Issuer and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person.  Any notice or communication to the Issuer and the Trustee shall be deemed to have been given or made as of the date so delivered by email or if personally delivered; when answered back; when receipt is acknowledged, if telecopied; five (5) business days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee); and the next Business Day if by nationally recognized overnight courier service.

Any notice or communication mailed to a Holder shall be mailed to it by first-class mail or other equivalent means at its address as it appears on the registration books of the Registrar and shall be sufficiently given to it if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 12.03.Communications by Holders with Other Holders.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture, the Notes or the Subsidiary Guarantees.  The Issuer, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

SECTION 12.04.Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee at the request of the Trustee:

(1)an Officer’s Certificate, in form and substance satisfactory to the Trustee (which shall include the statements set forth in Section 12.05), stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuer, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2)an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05), stating that, in the opinion of such counsel, any and all such conditions precedent have been complied with.

SECTION 12.05.Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officer’s Certificate required by Section 4.06, shall include:

(1)a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(4)a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 12.06.Rules by Trustee, Paying Agent, Registrar.

The Trustee, Paying Agent or Registrar may make reasonable rules for its functions.

SECTION 12.07.Legal Holidays.

If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

SECTION 12.08.Governing Law.

This Indenture, the Notes and the Subsidiary Guarantees thereof will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflict of law.

SECTION 12.09.No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of any of the Issuer or any of its Subsidiaries.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.10.No Recourse Against Others.

No director, officer, employee, incorporator or stockholder of the Issuer or of any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Subsidiary Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  Such waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.11.Successors.

All agreements of the Issuer and the Guarantors in this Indenture, the Notes and the Subsidiary Guarantees shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.12.Counterpart Originals.

All parties may sign any number of copies of this Indenture.  Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.  The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 12.13.Severability.

In case any one or more of the provisions in this Indenture, in the Notes or in the Subsidiary Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 12.14.USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee.  The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

SECTION 12.15.Waiver of Jury Trial.

EACH OF THE ISSUER, THE HOLDERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.16.Consent to Jurisdiction and Service.

To the fullest extent permitted by applicable law, the Issuer hereby irrevocably submits to the jurisdiction of any Federal or State court located in the Borough of Manhattan in The City of New York, New York in any suit, action or proceeding based on or arising out of or relating to this Indenture or any Notes and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in any such court.  The Issuer irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in an inconvenient forum.  The Issuer agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Issuer, and may be enforced in any courts to the jurisdiction of which the Issuer is subject by a suit upon such judgment, provided, that service of process is effected upon the Issuer in the manner specified herein or as otherwise permitted by law.

[SIGNATURE PAGES FOLLOW]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

PGT INNOVATIONS, INC., as Issuer

By:/s/ Brad West
Name: Brad West
Title:Interim Chief Financial Officer, Senior Vice President
of Corporate Development and Treasurer

PGT INDUSTRIES, INC.

CGI WINDOWS AND DOORS HOLDINGS, INC.

CGI WINDOWS AND DOORS, INC.

WINDOOR INCORPORATED

LTE, LLC

CGI COMMERCIAL, INC.

COYOTE ACQUISITION CO.

WWS ACQUISITION, LLC

NEWSOUTH WINDOW SOLUTIONS, LLC

Doers Window Manufacturing, LLC

NewSouth Window Solutions of Tampa Bay, LLC

NewSouth Window Solutions of Bonita Springs, LLC

NewSouth Window Solutions of West Palm Beach, LLC

NewSouth Window Solutions of Ft. Lauderdale, LLC

NewSouth Window Solutions of Jacksonville, LLC

NEWSOUTH WINDOW SOLUTIONS OF ORLANDO, LLC

NEW SOUTH WINDOW SOLUTIONS OF HOUSTON, LLC
NEW SOUTH WINDOW SOLUTIONS OF PENSACOLA, LLC
NEWSOUTH WINDOW SOLUTIONS OF CHARLESTON, LLC
NEWSOUTH WINDOW SOLUTIONS OF RALEIGH, LLC
NEW SOUTH WINDOW SOLUTIONS OF NEW ORLEANS, LLC
NEWSOUTH WINDOW SOLUTIONS OF CHARLOTTE, LLC

WESTERN WINDOW HOLDING LLC,

as Guarantors

By:/s/ Brad West
Name: Brad West
Title:Authorized Officer

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:/s/ Felicia H. Powell
Name: Felicia H. Powell
Title:   Vice President

[Signature Page to Indenture]

EXHIBIT A

[FORM OF NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Legend, if applicable pursuant to the provisions of the Indenture]

PGT INNOVATIONS, INC.

4.375% Senior Notes due 2029

CUSIP No.

No.         $

PGT INNOVATIONS, INC., a Delaware corporation (the “Issuer,” which term includes any successor entity), for value received promises to pay to CEDE & CO. or its registered assigns the principal sum of                           on October 1, 2029.

Interest Payment Dates:  April 1 and October 1, commencing April 1, 2022.

Record Dates:  March 15 and September 15.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

Dated:

PGT INNOVATIONS, INC.

By:
Name:
Title:

[Signature Page to Note]

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

This is one of the 4.375% Senior Notes due 2029 described in the within‑mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Signature Page to Note]

(Reverse of Note)

4.375% Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1.

Interest.  PGT Innovations, Inc. promises to pay interest on the principal amount of this Note at 4.375% per annum from September 24, 2021 until maturity.  The Issuer will pay interest semi-annually on April 1 and October 1 of each year or, if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”), commencing April 1, 2022.  Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.  Interest will be computed on the basis of a 360‑day year of twelve 30‑day months.  If the due date for any payment in respect of any Notes is not a Business Day at the place at which such payment is due to be paid, the Holder thereof will not be entitled to payment of the amount due until the next succeeding Business Day at such place, and will not be entitled to any further interest or other payment as a result of any such delay.

SECTION 2.

Method of Payment.  The Issuer will pay interest on the Notes (except defaulted interest) to the Persons that are registered Holders of Notes at the close of business on the March 15 or September 15 immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The Issuer shall pay the principal of, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest with respect to Notes represented by one or more Global Notes registered in the name of or held by the Depositary or its nominee will be made by wire transfer of immediately available funds through the facilities of the Depositary, for further credit by the Depositary to the holders of beneficial interests in the Notes in accordance with the Depositary’s customary procedures.  Until otherwise designated by the Issuer, the Issuer’s office or agency in New York will be the office of the Trustee maintained for such purpose.

SECTION 3.

Paying Agent and Registrar.  Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer or any of its Subsidiaries may act in any such capacity.

SECTION 4.

Indenture.  The Issuer issued the Notes under an Indenture dated as of September 24, 2021 (the “Indenture”) by and among the Issuer, the Guarantors party thereto and the Trustee.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms.  To the extent that any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5.	Optional Redemption.
(a)

On or after October 1, 2024, the Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 15 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

Year	Percentage
2024	102.188%
2025	101.094%
2026 and thereafter	100.000%

(b)

The Notes may be redeemed, in whole or in part, at any time prior to October 1, 2024, at the option of the Issuer upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders of record on the relevant interest record date to receive interest due on the relevant interest payment date).

(c)

Prior to October 1, 2024, the Issuer may on any one or more occasions redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including Additional Notes) at a redemption price equal to 104.375% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of Equity Issuances; provided that (i) at least 60% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (including Additional Notes but excluding Notes held by the Issuer and its Subsidiaries) and (ii) such redemption shall occur within 180 days of the date of the closing of such Equity Issuance (disregarding the date of the closing of any over-allotment option with respect thereto).

SECTION 6.	[Reserved].
SECTION 7.	Mandatory Redemption. For the avoidance of doubt, an offer to purchase pursuant to Section 8 hereof shall not be deemed a redemption. Except as set forth in the Indenture and this Note, the Issuer shall not be required to make mandatory redemption payments with respect to the Notes.
SECTION 8.

Repurchase at Option of Holder.  Upon the occurrence of a Change of Control, and subject to certain conditions set forth in the Indenture, the Issuer will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The Issuer is obligated, subject to certain conditions and exceptions, to make an offer to purchase Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase, with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

SECTION 9.

Notice of Optional Redemption.  Notice of optional redemption will be mailed by first-class mail at least 15 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

SECTION 10.

Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer or the Registrar is not required to transfer or exchange any Note selected for redemption.  Also, the Issuer or the Registrar is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

SECTION 11.

Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes and, accordingly, the Depositary or its nominee will be treated as the owner of Notes represented by Global Notes.

SECTION 12.

Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency in the Indenture, provide for uncertificated Notes in addition to certificated Notes, or make any change that does not adversely affect the rights of any Holder of a Note.

SECTION 13.

Defaults and Remedies.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of a Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Issuer or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of the interest on, the principal of or the premium, if any, on the Notes.

SECTION 14.

Restrictive Covenants.  The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer, to consolidate, merge or sell all or substantially all of their assets or to engage in transactions with affiliates.  The limitations are subject to a number of important qualifications and exceptions.  The Issuer must annually report to the Trustee on compliance with such limitations.

SECTION 15.

No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of or by reason of such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

SECTION 16.

Subsidiary Guarantees.  This Note will be entitled to the benefits of certain Subsidiary Guarantees made for the benefit of the Holders.  Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

SECTION 17.

Trustee Dealings with the Issuer.  The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

SECTION 18.	Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
SECTION 19.	Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).
SECTION 20.	[Reserved].
SECTION 21.

CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 22.

Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint _______________________________________ agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Dated: _________________	Signed:____________________________________ (Sign exactly as name appears on the other side of this Note)

Signature Guarantee:	________________________________________________ Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

In connection with any transfer of this Note occurring prior to the date that is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) the date following the first anniversary of the original issuance of this Note, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer:

[Check One]

(1) ___	to the Issuer or a subsidiary thereof; or
(2) ___	pursuant to and in compliance with Rule 144A under the Securities Act; or
(3) ___	outside the United States in compliance with Rule 904 of Regulation S under the Securities Act; or
(4) ___	pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(5) ___

to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Exhibit D to the Indenture);

(6) ___	pursuant to an effective registration statement under the Securities Act; or
(7) ___	pursuant to another available exemption from the registration requirements of the Securities Act;

and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act (an “Affiliate”):

☐ The transferee is an Affiliate of the Issuer.

Unless one of the items is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that, if item (3), (4), (5), (6) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, in their sole discretion, such written legal opinions, certifications (including an investment letter in the case of item (4)) and other information as the Trustee or the Issuer has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing items are checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Dated:	Signed: (Sign exactly as name appears on the other side of this Note)
Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:

NOTICE:To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.13 of the Indenture, check the appropriate box:

Section 4.09 [      ]                         Section 4.13 [      ]

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.09 or Section 4.13 of the Indenture, state the amount:  $___________

Dated: _________________	Signed: (Sign exactly as name appears on the other side of this Note)

Signature Guarantee:	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF 4.375% SENIOR NOTES

The following exchanges of a part of this Global Note for other 4.375% Senior Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or 4.375% Senior Note Custodian

EXHIBIT B

FORM OF LEGENDS

Each Global Note shall bear the following legend (the “Private Placement Legend”) on the face thereof:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE COMPANY, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a) (1), (2), (3) AND (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL “ACCREDITED INVESTOR,” IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF $250,000, (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

Each Global Note authenticated and delivered hereunder also shall bear the following legend (the “Global Note Legend”) on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY

B-1

CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 306 AND 307 OF THE INDENTURE.

Each Regulation S Global Note shall also bear the following legend (the “Regulation S Legend”) on the face thereof:

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

B-2

EXHIBIT C

Form of Certificate to be Delivered

in Connection with Transfers

Pursuant to Regulation S

[                ], [     ]

U.S. Bank National Association

Two Midtown Plaza, Suite 1050

1349 West Peachtree Street, NW

Atlanta, GA 30309

Attention: Felicia H. Powell

Re:	4.375% Senior Notes due 2029 (the “Notes”) of PGT Innovations, Inc. (the “Company”)

Ladies and Gentlemen:

In connection with our proposed sale of $[        ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)	the offer of the Notes was not made to a person in the United States;
(2)

either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3)	no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;
(4)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and
(5)	we have advised the transferee of the transfer restrictions applicable to the Notes.

You, the Company, and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party

C-1

in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.  Terms used in this certificate have the respective meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

C-2

EXHIBIT D

Form of Certificate to be Delivered

in Connection with Transfers

To IAIs

[                ], [     ]

PGT INNOVATIONS, INC.
c/o U.S. Bank National Association
Attn: Felicia H. Powell

Two Midtown Plaza, Suite 1050

1349 West Peachtree Street, NW

Atlanta, GA 30309

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $_______ principal amount of the 4.375% Senior Notes due 2029 (the “Notes”) of PGT Innovations, Inc. (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:
Address:
Taxpayer ID Number:

The undersigned represents and warrants to you that:

(1)We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of an institutional “accredited investor,” and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act.  We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes and invest in or purchase securities similar to the Notes in the normal course of our business.  We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

(2)We understand that the Notes have not been registered under the Securities Act and may not be sold except as permitted in the following sentence.  We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the expiration of the holding period applicable thereto under Rule 144(k) under the Securities Act which is applicable to this security (the “Resale Restriction Termination Date”) other than (1) to the Issuer or its Subsidiaries, (2) so long as this security is eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”), to a person who the seller reasonably believes is a “qualified institutional buyer”

D-1

within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer, in each case to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A (as indicated by the box checked by the transferor on the certificate of transfer on the reverse of the security if this security is not in book-entry form), (3) inside the United States to an institutional “accredited investor” (as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act) that, prior to such transfer, furnishes to the Trustee a signed letter containing various representations and agreements in the form set forth in Section 317, (4) in an “offshore transaction” (as such terms are defined in Regulation S under the Securities Act) in accordance with Regulation S under the Securities Act (as indicated by the box checked by the transferor on the certificate of transfer on the reverse of the security if the security is not in book-entry form), or (5) pursuant to any other available exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 under the Securities Act, if available, subject to the right of the Issuer prior to any such sale, pledge or other transfer pursuant to this clause (5) to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer; subject in each of the foregoing cases to any requirement of law that the disposition of its property or the property of such investor account or accounts be at all times within its or their control.

TRANSFEREE:

BY:

Upon transfer the Notes would be registered in the name of the new beneficial owner as follows:

Name	Address	Taxpayer ID Number:

Very truly yours,

[Name of Transferor]

By:

Name:Signature Medallion Guaranteed
Title:

D-2

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of [               ], between [GUARANTOR] (the “New Guarantor”), a subsidiary of PGT INNOVATIONS, Inc., a Delaware corporation (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of September 24, 2021, providing for the issuance of the Issuer’s 4.375% Senior Notes due 2029 (the “Notes”), initially in the aggregate principal amount of $575,000,000;

WHEREAS, Section 4.16 of the Indenture provides that under certain circumstances the Issuer is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Issuer’s Obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuer and existing Guarantors, if any, are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.

Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.

Agreement to Guarantee.  The New Guarantor hereby agrees, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article Eleven of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a guarantor under the Indenture.

3.	Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 12.02 of the Indenture.
4.

Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5.

Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD INDICATE THE APPLICABILITY OF THE LAWS OF ANY OTHER JURISDICTION.

6.	Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
7.	Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
8.	Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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